Exhibit 3.1

THE COMPANIES LAW

EXEMPTED COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

IKANG HEALTHCARE GROUP, INC.

(adopted by way of special resolution passed on 1 March, 2014)

1.	The name of the Company is iKang Healthcare Group, Inc.

2.	The Registered Office of the Company shall be at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

3.	Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted.

4.	Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of the Law.

5.	Nothing in this Memorandum shall permit the Company to carry on a business for which a licence is required under the laws of the Cayman Islands unless duly licensed.

6.	The Company shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.	The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

8.	The authorized share capital of the Company is US$600,000.00 divided into 60,000,000 shares of a par value of US$0.01 each.

9.	The 60,000,000 shares in the Company are divided into eleven classes: (a) 1,094,668 Series A Preferred Shares with a par value of US$0.01 each; (b) 686,368 Series B Preferred Shares with a par value of US$0.01 each; (c) 794,250 Series C-1 Preferred Shares with a par value of US$0.01 each; (d) 126,286 Series C-2 Preferred Shares with a par value of US$0.01 each; (e) 1,024,318 Series C-3 Preferred Shares with a par value of US$0.01 each; (f) 3,488,864 Series D-1 Preferred Shares with a par value of US$0.01 each; (g) 2,072,624 Series D-2 Preferred Shares with a par value of US$0.01 each; (h) 4,289,457 Series E Preferred Shares with a par value of US$0.01 each; (i) 6,608,196 Series F-1 Preferred Shares with a par value of US$0.01 each; (j) 596,484 Series F-2 Preferred Shares with a par value of US$0.01 each; (k) 37,648,485 Class A Common Shares with a par value of US$0.01 each; and (l) 1,570,000 Class B Common Shares with a par value of US$0.01 each.

10.	Capitalised terms in this Memorandum shall have the meaning as defined in the Articles.

AMENDED AND RESRTATED ARTICLES OF ASSOCIATION

OF

IKANG HEALTHCARE GROUP, INC.

(Adopted by way of special resolution passed on 1 March, 2014)

iKang Healthcare Group, Inc.	Page 1

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

IKANG HEALTHCARE GROUP, INC.

Table A

The regulations in Table A in the First Schedule to the Law (as defined below) do not apply to the Company.

INTERPRETATION

1.	Definitions

1.1	In the Memorandum and these Articles, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Affiliate	means, (i) with respect to any Person other than a natural person and an Investor, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person; (ii) with respect to any Investor, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Investor, including without limitation any investment funds managed by such Person or such other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person, provided that the Affiliates of an Investor shall not include the Company and its Affiliates; and (iii) with respect to any natural person: (a) any other Person that, directly or indirectly, is Controlled by such natural person; (b) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of that natural person or his spouse, including adoptive relationships; or (c) the trustees, acting in their capacity as such trustees, of any trust of which that natural person or any natural person within paragraph (iii)(b) of this definition is a beneficiary or, in the case of a discretionary trust, is a discretionary object. For purposes of the Memorandum and these Articles, the term “affiliated” has a meaning correlative to the foregoing;

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Alternate Director	means an alternate director appointed in accordance with these Articles;

Articles	means these Amended and Restated Articles of Association as altered from time to time;

Auditor	means auditor of the Company;

Bayley & Jackson Entities	means Bayley & Jackson (China) Medical Services Limited and Beijing Bayley & Jackson Clinic Limited ;

Board	means the board of directors appointed or elected pursuant to these Articles and acting at a meeting of directors at which there is a quorum or by written resolution in accordance with these Articles;

Bridge Street 2013	means Bridge Street 2013, L.P., a limited partnership formed under the laws of the State of Delaware;

Bridge Street 2013 Offshore	means Bridge Street 2013 Offshore, L.P., a limited partnership formed under the laws of the Cayman Islands;

Business Days	means any day, other than a Saturday, Sunday, legal holiday or other day on which the commercial banks are required or authorized by Law to be closed in the PRC, the Hong Kong Special Administrative Region, the City of New York, the Republic of Singapore, the Cayman Islands;

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Cause	means, for the purpose of Article 12A.2(V)(D), the occurrence of: (i) a material breach by Ligang Zhang of the terms of his employment agreement with the Company, (ii) an act by Ligang Zhang of theft, embezzlement unethical conduct, fraud or financial dishonesty with respect to the Company or any other member of the Company Group, (iii) Ligang Zhang’s gross dereliction of his material duties, or grossly negligent or intentional misconduct or failure to act in respect of his material responsibilities, to the Company or any other member of the Company Group, or (iv) any felony, crime of moral turpitude or violation of applicable securities laws with respect to which Ligang Zhang has been convicted, has pleaded guilty or has pleaded nolo contendere;

CEO	has the meaning set forth in Article 47A(e);

Change of Law	means any change of applicable Laws that would have a material adverse effect on the validity of, or on the rights (as a whole) granted under, the Control Documents in relation to the PRC Entities;

Class A Common Shares	means the Class A common shares of the Company, par value US$0.01 per share, the rights and privileges of which are specified in the Memorandum and these Articles and the Shareholders Agreement;

Class B Common Shares	means the Class B common shares of the Company, par value US$0.01 per share, the rights and privileges of which are specified in these Articles and the Shareholders Agreement;

Class B Directors	has the meaning set forth in Article 39.2(a);

Class B Original Purchase Price	means, for the purpose of the Memorandum and these Articles, US$0.466 per share;

Class C Common Shares	means the Class C common shares, par value US$0.01 each, of the Company, into which the Class A Common Shares shall be converted or redesignated immediately upon the completion of a Qualified IPO, the rights and privileges of which shall be set out in the amended and restated Memorandum and Articles of Association of the Company to be adopted for the purposes of the Qualified IPO;

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Common A Holder	means a holder of Class A Common Shares of the Company;

Common B Holder	means a holder of Class B Common Shares of the Company;

Common C Holder	means a holder of Class C Common Shares of the Company immediately after the completion of a Qualified IPO;

Common Share Equivalents	means warrants or options with a right to purchase or receive Class A Common Shares upon exercise and preferred shares or instruments convertible or exchangeable for Class A Common Shares, including but not limited to the Preferred Shares and Class B Common Shares;

Common Shareholders	means, until the time immediately prior to the completion of a Qualified IPO, the Common A Holders and the Common B Holders and, immediately after the completion of a Qualified IPO, collectively, the Common A Holders and Common C Holder;

Common Shares	means, until the time immediately prior to the completion of a Qualified IPO the Company’s Class A Common Shares and Class B Common Shares and, immediately after the completion of a Qualified IPO, collectively, the Common A Shares and Class C Common Shares;

Company	means iKang Healthcare Group, Inc.;

Company Group	means the Company, iKang Zhejiang Inc., Bayley & Jackson (China) Medical Services Limited, the PRC Entities and any Subsidiary of the aforementioned entities;

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Company Sale	means (i) any transaction or series of related transactions in which all of the equity securities of the Company outstanding immediately prior to such transaction(s) no longer represent, or are converted into or exchanged for equity securities that no longer represent, immediately following such transaction(s), at least a majority, by voting power, of the equity securities of (A) the surviving or resulting entity or (B) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such transaction, the parent entity of such surviving or resulting entity; (ii) any transaction or series of related transactions in which the Company, after completion of such transaction(s), ceases to Control, directly or indirectly, one or more members of the Company Group holding substantially all of the assets and/or intellectually property of the Company Group taken as a whole and on a consolidated basis; (iii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any other member(s) of the Company Group, of all or substantially all the assets and/or intellectual property of the Company Group taken as a whole and on a consolidated basis, or the sale or disposition (whether by merger or otherwise) of one or more members of the Company Group if substantially all of the assets and/or intellectually property of the Company Group taken as a whole and on a consolidated basis are held by such member(s) of the Company Group, except where such sale, lease, transfer, exclusive license or other disposition is to one or more other members of the Company Group; or (iv) any sale of all of the equity securities of the Company outstanding immediately prior to such sale;

Control	of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing;

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Control Documents	has the meaning set forth in the Shareholders Agreement;

Conversion Price(s)	means the applicable price used in the process of converting Class B Common Shares or any class of the Preferred Shares into Class A Common Shares as determined in accordance with Article 4.1V;

Conversion Share	has the meaning set forth in Article 4.1V.C;

Director	means a director, including a sole director, for the time being of the Company and shall include an Alternate Director;

Drag Along Notice	has the meaning set forth in Article 12B.II;

Exercising Shareholder	has the meaning set forth in Article 12A.2.II.B(c);

Feiyan Huang	means Ms. Feiyan Huang , a citizen of the PRC with address at address at iKang Healthcare Group, Inc., B-6F, Shimao Tower, 92A Jianguo Road, Chaoyang District, Beijing 100022;

Founders	means Ligang Zhang, ShanghaiMed, Time Intelligent, Feiyan Huang and Gold Partner;

F-2 Investor	means BEIDMHK Holding Limited, a limited liability company organized and existing under the laws of British Virgin Islands, whose registered office is at Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands;

GICSI	means Ora Investment Pte Ltd, a limited liability company incorporated under the laws of the Republic of Singapore and having its registered office at 168 Robinson Road, #37-01 Capital Tower, Singapore 068912;

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GICSI Director	has the meaning set forth in Article 39.2(f);

Gold Partner	means Gold Partner Consultants Limited, a company incorporated under the Laws of the British Virgin Islands;

Governmental Authority	means any nation or government or any federation, province or state or any department, agency, instrumentality or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization (including a securities exchange);

GS	means Broad Street Principal Investments, L.L.C., a limited liability company incorporated under the Laws of the State of Delaware and having its registered address at Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, USA;

GS Director	has the meaning set forth in Article 39.2(e);

GS Entities	means, collectively (i) GS; (ii) MBD 2013, L.P., a limited partnership formed under the laws of the State of Delaware and having its registered address at Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, USA; (iii) MBD 2013 Offshore, L.P., a limited partnership formed under the laws of the Cayman Islands and having its registered address at PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands; (iv) Bridge Street 2013, L.P., a limited partnership formed under the laws of the State of Delaware and having its registered address at Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, USA; and (v) Bridge Street 2013 Offshore, L.P., a limited partnership formed under the laws of the Cayman Islands and having its registered address at PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands;

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Immediate Family Member	means a child, stepchild, grandchild, parent, step-parent, grandparent, spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a person referred to herein;

Indemnification Agreements	means the indemnification agreements entered into on the Series F-1 First Closing Date between the Company and the directors of the Company designated by GS and GICSI, respectively;

Initiating Redeeming Holders	has the meaning set forth in Article 4.1.I.F(a);

Interested Preferred Shareholders	has the meaning set forth in Article 12A.2(II)(C)(a);

Investors	means collectively, GS Entities and GICSI, and “Investor” means any one of them;

IPO	means an underwritten registered public offering by the Company of shares in the Company on any stock exchange;

IPO Change of Law	means any announcement, declaration or other statement from a PRC Governmental Authority or any Governmental Authority of a jurisdiction that is a potential venue for the Company’s IPO or any change of applicable Laws that would, as a result of the variable interest entity structure of the Company Group, have a material adverse effect on the ability of the Company to consummate an IPO in the potential listing venue to which the Governmental Authority or the change of applicable Laws relate;

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Key Employees	means, with respect to any Person, the president, the chief executive officer, the chief financial officer, the chief operating officer, the board secretary, the financial controller, regional general managers or regional deputy general managers with substantial responsibilities, any other manager with the title of “vicepresident” or higher or any other employee with responsibilities similar to any of the foregoing, of such Person;

Law	means the Companies Law of the Cayman Islands and every modification, re-enactment or revision thereof for the time being in force;

Ligang Zhang	means Ligang Zhang , a citizen of the PRC with address at address at iKang Healthcare Group, Inc., B-6F, Shimao Tower, 92A Jianguo Road, Chaoyang District, Beijing 100022;

Ligang Zhang Affiliate	means (i) an Immediate Family Member of Ligang Zhang, (ii) a trust established by a Ligang Zhang for the benefit of one or more members of Ligang Zhang’s Immediate Family or (iii) a company wholly owned by Ligang Zhang and/or one or more Immediate Family Member of Ligang Zhang;

Liquidation Event	has the meaning set forth in Article 4.1.IV.A;

Majority Preferred A Holders	means the holders of a majority of the outstanding Series A Preferred Shares, which shall include at a minimum each of ShanghaiMed and Time Intelligent. Notwithstanding the foregoing, for purposes of the Memorandum and these Articles, in each circumstance where the special consent or vote of the “Majority Preferred A Holders” is required under the Memorandum and these Articles in order to approve or otherwise take an action, in the event that ShanghaiMed and Time Intelligent cannot reach joint affirmative (or negative) agreement within fourteen (14) Business Days from the date of the formal notice in writing issued by the Company of such circumstance, then the requirement under the Memorandum and these Articles to obtain the Majority Preferred A Holders’ special consent or vote in connection therewith shall be deemed to be “inapplicable” and no longer required in order to approve or otherwise take such action. For the avoidance of doubt, in the event that the consent or vote of the Majority Preferred A Holders is deemed “inapplicable”: (i) in circumstances where the Majority Preferred A Holders’ special consent is required, including without limitation Article 4.1.II.B of the Articles, such consent shall no longer be required of the Majority Preferred A Holders in order to take or approve such action; and (ii) in circumstances where a shareholder vote is required, either by written consent or at a shareholder meeting, the separate vote of the Majority Preferred A Holders as a separate class shall no longer be required;

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Majority Preferred B Holder(s)	means the holder representing the majority in interest of the outstanding Series B Preferred Shares;

Majority Preferred C-3 Holder(s)	means the holder representing the majority in interest of the outstanding Series C-3 Preferred Shares;

Majority Preferred D-1 Holder(s)	means the holders representing at least the majority in interest of the outstanding Series D-1 Preferred Shares;

Majority Preferred D-2 Holder(s)	means the holder representing the majority in interest of the outstanding Series D-2 Preferred Shares;

Majority Preferred E Holder(s)	means the holders representing at least the majority in interest of the outstanding Series E Preferred Shares;

Majority Preferred F Holders	means the holders representing at least seventy-five percent (75%) in interest of the outstanding Series F Preferred Shares, on an as-converted basis;

Majority Preferred F-1 Holders	means the holders representing at least seventy-five percent (75%) in interest of the outstanding Series F-1 Preferred Shares;

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Majority Preferred Holders	means the holders representing at least seventy five percent (75%) in interest of the outstanding Preferred Shares, on an as-converted basis; provided, that in each circumstance where the consent or vote of the Majority Preferred Holders is required under the Memorandum and these Articles in order to approve or otherwise take an action, if such action would adversely affect any Shareholder or class of Preferred Shares as compared to the other Shareholders or classes of Preferred Shares, as the case may be, then such action shall require the consent of such adversely affected Shareholder or class of Preferred Shares, provided that the Series F-1 Preferred Shares and the Series F-2 Preferred Shares shall be treated as a single class in terms of seeking consent from the Majority Preferred Holders;

MBD 2013	means MBD 2013, L.P., a limited partnership formed under the laws of the State of Delaware;

MBD 2013 Offshore	means MBD 2013 Offshore, L.P., a limited partnership formed under the laws of the Cayman Islands;

Member	means the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires;

Memorandum	means the Amended and Restated Memorandum of Association of the Company adopted and any subsequent amendments and revisions;

NewQuest	means NewQuest Asia Investments Limited, a company incorporated under the laws of Mauritius;

New Securities	has the meaning set forth in Article 2A.II;

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Offered Shares	has the meaning set forth in Article 12A.2.II.A;

on an as-converted basis	means assuming the conversion of all securities convertible into Class A Common Shares, including without limitation the Preferred Shares and Class B Common Shares but excluding any unexercised or unvested options granted by the Company;

on a fully-diluted basis

shall mean assuming the conversion, exercise and

exchange of all securities, directly or indirectly, convertible, exercisable or exchangeable into or for Class A Common Shares, including without limitation the Preferred Shares, Class B Common Shares, and any options granted or reserved by the Company;

Observer	means a Person granted the right by the Company to attend meetings of the Board in non-voting observer capacity;

Original Purchase Price

means the Series A Original Purchase Price, Series

B Original Purchase Price, Series C-1 Original Purchase Price, Series C-2 Original Purchase Price, Series C-3 Original Purchase Price, Series D-1 Original Purchase Price, Series D-2 Original Purchase Price, Series E Original Purchase Price, Series F-1 Original Purchase Price or Series F-2 Original Purchase Price, as applicable;

Original Series A Issue Date	means November 20, 2004;

Original Series B Issue Date	means November 15, 2005;

Original Series C Issue Date	means November 12, 2006;

Original Series D Issue Date	means April 22, 2007;

Original Series E Issue Date	means February 29, 2008;

paid-up	means paid-up or credited as paid-up;

Person	means any individual, sole proprietorship, partnership, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or Governmental Authority or other entity of any kind or nature;

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Post F Redemption Notice	means any Redemption Notice delivered to the Company by the Majority Preferred E Holders in accordance with the Memorandum and pursuant to (i) any Series E Redemption Event set forth in Article 4.1.I.B(a), or (ii) any Series E Redemption Event set forth in Article 4.1.I.B(b)(ii) occurring after the fourth (4th) anniversary of the Series F-1 First Closing Date;

PRC	means the People’s Republic of China, but excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the islands of Taiwan;

PRC Entities	has the meaning set forth in the Shareholders Agreement;

Preferred A Holder	means a holder of Series A Preferred Shares;

Preferred B Holder	means a holder of Series B Preferred Shares;

Preferred C Holder	means a holder of Series C-1 Preferred Shares, Series C-2 Preferred Shares, and/or Series C-3 Preferred Shares;

Preferred C-1 Holder	means a holder of Series C-1 Preferred Shares;

Preferred C-2 Holder	means a holder of Series C-2 Preferred Shares;

Preferred C-3 Holder	means a holder of Series C-3 Preferred Shares;

Preferred D-1 Holder	means a holder of Series D-1 Preferred Shares;

Preferred D-2 Holder	means a holder of Series D-2 Preferred Shares;

Preferred E Director	has the meaning set forth in Article 39.2(d);

Preferred E Holder	means a holder of Series E Preferred Shares;

Preferred F Holder	means a holder of Series F-1 Preferred Shares and/or Series F-2 Preferred Shares;

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Preferred F-1 Holder	means a holder of Series F-1 Preferred Shares;

Preferred F-2 Holder	means a holder of Series F-2 Preferred Shares;

Preferred Shares	means the Company’s Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, Series E Preferred Shares and Series F Preferred Shares;

Preferred Shareholders	means the Preferred A Holders and/or the Preferred B Holders and/or the Preferred C Holders and/or the Preferred D-1 Holders and/or Preferred D-2 Holders and/or the Preferred E Holders and/or the Preferred F Holders;

Prohibited Transfer	has the meaning set forth in Article 12A.2.VII.A;

Qualified IPO	means (a) an IPO on the New York Stock Exchange, NASDAQ Stock Market, Main Board of The Stock Exchange of Hong Kong Limited, Shanghai Stock Exchange, Shenzhen Stock Exchange or other stock exchange approved by the Majority Preferred F Holders in writing, with: (i) if the IPO occurs on or before the first anniversary of the Series F-1 First Closing Date, a minimum preoffering valuation of the Company of at least US$555 million (representing for each Series F-1 Preferred Share an annual compounded return, calculated from the Series F-1 First Closing Date, of no less than 50% on the Series F-1 Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like)); (ii) if the IPO occurs after the first anniversary, but on or before the second anniversary of the Series F-1 First Closing Date, a minimum pre-offering valuation of the Company of at least US$675 million (representing for each Series F-1 Preferred Share an annual compounded return, calculated from the Series F-1 First Closing Date, of no less than 35% on the Series F-1 Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like)); (iii) if the IPO occurs after the second anniversary, but on or before the third anniversary of the Series F-1 First Closing Date, a minimum pre-offering valuation of the Company of at least US$723 million (representing for each Series F-1 Preferred Share an annual compounded return, calculated from the Series F-1 First Closing Date, of no less than 25% on the Series F-1 Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like)); or (iv) if the IPO occurs after the third anniversary of the Series F-1 First Closing Date, a minimum pre-offering valuation of the Company of at least US$740 million, or (b) any other public offering as otherwise approved by the Majority Preferred F Holders and the holders representing at least seventy-five percent (75%) of the then outstanding Preferred Shares (voting together as a single class on an as-converted basis);

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Redemption Amount	has the meaning set forth in Article 4.1.V.C(a);

Redemption Date	has the meaning set forth in Article 4.1.I.F(a);

Redemption Notice	has the meaning set forth in Article 4.1.I.A(e);

Redemption Rights	means the respective redemption rights of the Preferred Shareholders with respect to the Series A Preferred Shares, Series B Preferred Shares, Series C-1 Preferred Shares, Series C-2 Preferred Shares, Series C-3 Preferred Shares, Series D-1 Preferred Shares, Series D-2 Preferred Shares, Series E Preferred Shares, Series F-1 Preferred Shares and Series F-2 Preferred Shares, as set forth in Article 4.1.I;

Register of Directors and Officers	means the register of directors and officers referred to in these Articles;

Register of Members	means the register of Members referred to in these Articles;

Registered Office	means the Registered Office for the time being of the Company;

Remaining Portion	has the meaning set forth in Article 12A.2.B(d);

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Restricted Shareholders	means ShanghaiMed, Inc., Time Intelligent Finance Limited, Gold Partner Consultants Limited, and Top Fortune Win Ltd.;

Restricted Venue	means the potential listing venue for the Company’s IPO in which an IPO Change of Law has occurred;

Restricted Venue Resolution	means the resolution passed by the Board under which the requisite majority of the members of the Board resolve to proceed with an IPO in a Restricted Venue;

Restructuring	means the transfer of all interests in the medical centers, clients, employees, contractors and all other assets held by the PRC Entities (other than direct or indirect wholly-owned subsidiaries of the Company) as of the Series F-1 First Closing Date and any such additional interests in medical centers, clients, employees, contractors and other acquired by the PRC Entities thereafter to a direct or indirect wholly owned subsidiary of the Company;

RMB	means renminbi, the lawful currency of the PRC;

Sale Proposal	has the meaning set forth in Article 12B.II;

Secondary Purchase Agreements	means the share purchase agreements dated March 26, 2013 between the relevant Investor and the relevant holders of Series E Preferred Shares or the relevant holders (not being the Founders) of Common Shares or Preferred Shares (such Common Shares or Preferred Shares sold under the relevant share purchase agreements to the relevant Investors after their redesignation as Series F-1 Preferred Shares);

Secondary Purchases

means the acquisition of certain Series E Preferred

Shares and Common Shares or Preferred Shares redesignated as Series F-1 Preferred Shares (not being Common Shares or Preferred Shares held by the Founders) by the relevant Investors simultaneously with the Series F-1 Closing;

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Secretary	means the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary;

Selling Holder	has the meaning set forth in Article 12A.III.A;

Series A Original Purchase Price	Means, for the purpose of the Memorandum and these Articles, US$1.80 per share;

Series A Preferred Dividend	has the meaning set forth in Article 4.1.III.B;

Series A Preferred Shares	means, the Series A preferred shares of the Company, par value US$0.01 per share, the rights and privileges of which are specified in the Memorandum and these Articles and the Shareholders Agreement;

Series A Redemption Price	has the meaning set forth in Article 4.1.I.D;

Series B Original Purchase Price	means, for the purpose of the Memorandum and these Articles, US$3.15 per share;

Series B Preferred Dividend	has the meaning set forth in Article 4.1.III.A(c);

Series B Preferred Shares	means the Series B preferred shares of the Company, par value US$0.01 per share, the rights and privileges of which are specified in the Memorandum and these Articles and the Shareholders Agreement;

Series B Redemption Price	has the meaning set forth in Article 4.1.I.C(a);

Series C Preferred Shares	means collectively, the Series C-1 Preferred Shares, the Series C-2 Preferred Shares, and the Series C-3 Preferred Shares;

Series C-1 Original Purchase Price	means, for the purpose of the Memorandum and these Articles, US$2.383 per share;

Series C-1 Preferred Dividend	has the meaning set forth in Article 4.1.III.A(c);

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Series C-1 Preferred Shares	means the Series C-1 preferred shares of the Company, par value US$0.01 per share, the rights and privileges of which are specified in the Memorandum and these Articles and the Shareholders Agreement;

Series C-1 Redemption Price	has the meaning set forth in Article 4.1.I.C(a);

Series C-2 Original Purchase Price	means, for the purpose of the Memorandum and these Articles, US$4.496 per share;

Series C-2 Preferred Dividend	has the meaning set forth in Article 4.1.III.A(c);

Series C-2 Preferred Shares	means the Series C-2 preferred shares of the Company, par value US$0.01 per share, the rights and privileges of which are specified in the Memorandum and these Articles and the Shareholders Agreement;

Series C-2 Redemption Price	has the meaning set forth in Article 4.1.I.C(a);

Series C-3 Original Purchase Price	means, for the purpose of the Memorandum and these Articles, US$1.349 per share;

Series C-3 Preferred Shares	means the Series C-3 preferred shares of the Company, par value US$0.01 per share, the rights and privileges of which are specified in the Memorandum and these Articles and the Shareholders Agreement;

Series C-3 Redemption Price	has the meaning set forth in Article 4.1.I.E(a);

Series D Preferred Shares	means the Series D-1 Preferred Shares and the Series D-2 Preferred Shares;

Series D-1 Original Purchase Price	means, for the purpose of the Memorandum and these Articles, US$2.89 per share;

Series D-1 Preferred Dividend	has the meaning set forth in Article 4.1.III.A(c);

Series D-1 Preferred Shares	means the Series D-1 preferred shares of the Company, par value US$0.01 per share, the rights and privileges of which are specified in the Memorandum and these Articles and the Shareholders Agreement;

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Series D-1 Redemption Price	has the meaning set forth in Article 4.1.I.C(b);

Series D-2 Original Purchase Price	means, for the purpose of the Memorandum and these Articles, US$1.35 per share;

Series D-2 Preferred Shares	means the Series D-2 preferred shares of the Company, par value US$0.01 per share, the rights and privileges of which are specified in the Memorandum and these Articles and the Shareholders Agreement;

Series D-2 Redemption Price	has the meaning set forth in Article 4.1.I.E(b);

Series E Original Purchase Price	means, for the purpose of the Memorandum and these Articles, US$5.1418 per share;

Series E Preferred Dividend	has the meaning set forth in Article 4.1.III.A(b);

Series E Preferred Shares	means the Series E Preferred Shares, par value US$0.01 per share, of the Company, the rights and privileges of which are specified in the Memorandum and these Articles and the Shareholders Agreement;

Series E Redemption Price	has the meaning set forth in Article 4.1.I.B(b);

Series F Drag Along Notice	has the meaning set forth in Article 12B.I(a);

Series F Preferred Shares	means collectively, the Series F-1 Preferred Shares and the Series F-2 Preferred Shares;

Series F Sale Proposal	has the meaning set forth in Article 12B.I(a);

Series F-1 Closing	with respect to a relevant Investor, means collectively (as applicable to such Investor), the Series F-1 First Closing and the Series F-1 Second Closing in accordance with the Series F-1 Preferred Share Subscription Agreement and the closing of the Secondary Purchases in accordance with its Secondary Purchase Agreements;

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Series F-1 First Closing	with respect to a GS Entity or GICSI, means the first closing of its subscription of certain then Series F Preferred Shares in accordance with the Series F-1 Preferred Share Subscription Agreement, and the first closing of its purchase of certain then Series F Preferred Shares in accordance with its Secondary Purchase Agreements, and with respect to GICSI, the closing of its purchase of certain Series E Preferred Shares in accordance with its Secondary Purchase Agreement;

Series F-1 First Closing Date	means March 28, 2013;

Series F-1 Original Purchase Price	means, for the purpose of the Memorandum and these Articles, US$12.8902 per share;

Series F-1 Preferred Share Subscription Agreement	means the share subscription agreement dated March 26, 2013 between, among others, the Company, GS and GICSI;

Series F-1 Preferred Shares	means the Series F-1 Preferred Shares of the Company, par value US$0.01 per share, the rights and privileges of which are specified in the Memorandum and these Articles and the Shareholders Agreement;

Series F-1 Redemption Price	has the meaning set forth in Article 4.1.I.A(e);

Series F-1 Second Closing	with respect to a GS Entity or GICSI, means the second closing of its subscription of certain Series F-1 Preferred Shares in accordance with the Series F-1 Preferred Share Subscription Agreement;

Series F-2 Closing Date

means the date on which the closing of BEIDMHK

Holding Limited’s purchase of certain Class A Common Shares, Series D-1 Preferred Shares and Series D-2 Preferred Shares to be redesignated as Series F-2 Preferred Shares in accordance with the Share Purchase Agreement;

Series F-2 Original Purchase Price	means, for the purpose of the Memorandum and these Articles, US$14.1792 per share;

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Series F-2 Preferred Shares	means the Series F-1 Preferred Shares of the Company, par value US$0.01 per share, the rights and privileges of which are specified in the Memorandum and these Articles and the Shareholders Agreement;

Series F-2 Redemption Price	has the meaning set forth in Article 4.1.I.A(e);

ShanghaiMed	means ShanghaiMed, Inc., a company organized and existing under the laws of the British Virgin Islands;

Share	means the Common Shares and Preferred Shares;

share	includes a fraction of a share;

Share Purchase Agreements	means the share purchase agreements dated on or about September 12, 2013 among the Company, Purchaser Parent (as defined therein) and the relevant Sellers (as defined therein), as appropriate;

Shareholder	means any of the holders of Preferred Shares and the Common Shares;

Shareholders Agreement	means that certain Shareholders Agreement entered into among the Company, iKang Guobin Healthcare Group, Inc., the Common A Holders, the Common B Holder, the Preferred F Holders, and certain other parties thereto on the Series F-2 Closing Date;

SHVC Successors	means collectively, Max Major Corp., C. Power Enterprise Limited and Ms. Xiaoqi Zhang, which respectively received Common Shares and Preferred Shares held by Shanghai VC (International) Limited prior to April 14, 2011;

special resolution

means (i) a resolution passed by a majority of at least two-thirds of such members as, being entitled to do so, vote in person or by proxy at a general meeting of which notice specifying the intention to propose a resolution as a special resolution has been duly given (and for the avoidance of doubt, unanimity qualifies as a majority); or

(ii) a written resolution passed by unanimous consent of all Members entitled to vote;

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Subsidiary

means, with respect to any specified Person, any other Person Controlled by the specified Person, directly or indirectly, whether through contractual arrangements or through ownership of equity securities, voting power or registered capital;

Substantial Shareholder	means any Person directly or indirectly holding more than five percent (5%) of the issued and outstanding Shares of the Company (on an as-converted basis);

Time Intelligent	means Time Intelligent Finance Limited, a company incorporated under the Laws of the British Virgin Islands;

Transaction Documents

means the Series F-1 Preferred Share Subscription

Agreement, the Secondary Purchase Agreements, the Indemnification Agreements, the Share Purchase Agreements, the Shareholders Agreement and the Memorandum and these Articles;

Transfer	has the meaning set forth in Article 12A.2.II;

Transfer Notice	has the meaning set forth in Article 12A.2.II;

Transferee	has the meaning set forth in Article 12A.2.II;

Transferor	has the meaning set forth in Article 12A.2.II;

US$ or U.S. dollars	means United States dollars, the lawful currency of the United States of America;

Violating Shareholder	has the meaning set forth in Article 12A.2.VII.A;

WI Harper	WI Harper INC Fund VI Ltd;

written resolution	means a resolution passed in accordance with Article 36 or 61; and

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1.2	In these Articles, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)	the words:-

(i)	“may” shall be construed as permissive; and

(ii)	“shall” shall be construed as imperative;

(e)	a reference to statutory provision shall be deemed to include any amendment or re-enactment thereof; and

(f)	unless otherwise provided herein, words or expressions defined in the Law shall bear the same meaning in these Articles.

1.3	In these Articles expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4	Headings used in these Articles are for convenience only and are not to be used or relied upon in the construction hereof.

SHARES

2.	Power to Issue Shares

2.1	Subject to these Articles and in particular Article 47A and to any resolution of the Members to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have the power to issue any unissued shares of the Company on such terms and conditions as it may determine and any shares or class of shares (including the issue or grant of options, warrants and other rights, renounceable or otherwise in respect of shares) may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital, or otherwise, provided that no share shall be issued at a discount except in accordance with the Law.

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2A	Preemptive Right

I.	The Company hereby grants to each Preferred Shareholder a right to purchase up to a pro rata share of any New Securities the Company may, from time to time, propose to sell and issue. For purposes of this pre-emptive right, a Preferred Shareholder’s “pro rata share” shall equal: (i) the number of Class A Common Shares held by such Preferred Shareholder, assuming the exercise, conversion or exchange of all Preferred Shares, Class B Common Shares, warrants, and options immediately prior to the issuance of the New Securities, divided by (ii) the total number of Class A Common Shares (assuming the exercise, conversion or exchange of all Preferred Shares, Class B Common Shares, warrants, and options immediately prior to the issuance of the New Securities). Notwithstanding the foregoing, so long as any of the SHVC Successors holds any Preferred Shares, the number of Class A Common Shares convertible by such SHVC Successor immediately prior to the issuance of the New Securities shall be deemed to include, without limitation, an additional number of Class A Common Shares convertible from Series C-1 Preferred Shares equal to its pro rata portion of 188,838 Series C-1 Preferred Shares (as adjusted for stock splits, stock dividends, recapitalizations and similar transactions) among the SHVC Successors, and the total number of Class A Common Shares (assuming the exercise, conversion or exchange of all Preferred Shares, Class B Common Shares, warrants and options immediately prior to the issuance of the New Securities) that it holds. The Company shall deliver a notice to all Preferred Shareholders setting forth details of the proposed issuance of New Securities. Each Preferred Shareholder may exercise its pre-emptive right under this Article 2A by delivering a notice to the Company within twenty (20) Business Days after the date of the notice from the Company. The Company shall, within five (5) Business Days after the expiry of the foregoing twenty (20) Business Day period, deliver a further notice to all purchasing Preferred Shareholders setting out the number of unpurchased New Securities and the number of New Securities purchased under this Article 2A. Each purchasing Preferred Shareholder shall have a right of re-allotment such that, if any Preferred Shareholder fails to exercise its right hereunder to purchase up to its pro rata share of New Securities, the purchasing Preferred Shareholders may purchase the non-purchasing Preferred Shareholder’s portion on a pro rata basis among the purchasing Preferred Shareholders based on the number of New Securities they all purchasing respectively within ten (10) days from the date of the last notice from the Company.

II.	For the purpose of these Articles, “New Securities” means, all Common Shares and Common Share Equivalents, whether now authorized or not, issued by the Company after the Series F-2 Closing Date, other than the following issuances:

(i) Securities issued or issuable pursuant to a share split, share dividend, combination, recapitalization or other similar transaction of the Company;

(ii) 1,888,698 Class A Common Shares issued or issuable upon the exercise of outstanding options and warrants as of the Series F-2 Closing Date;

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(iii) In addition to the Class A Common Shares referred to in Article 2A(II)(ii) above, Class A Common Shares issued or issuable upon the exercise of stock options granted pursuant to any employee stock ownership plan of the Company as adopted by the Board in accordance with the provisions of these Articles in force at the time of such issuance or grant (if applicable);

(iv) Securities issued or issuable upon the exercise of warrants, notes or other rights to acquire securities of the Company outstanding as at the Series F-2 Closing Date, the issue or grant of which was approved in accordance with the provisions of these Articles in force at the time of such issuance or grant (if applicable);

(v) Class A Common Shares issued or issuable upon the conversion of the Preferred Shares;

(vi) Securities issued or issuable in a Qualified IPO;

(vii) Securities issued or issuable in connection with a bona fide acquisition, consolidation, amalgamation, scheme or arrangement, merger or strategic partnership transaction the terms of which have been approved by the Board with no less than five (5) affirmative votes of the Board members, including the affirmative vote of any of the Preferred E Director, the GS Director or the GICSI Director, and which is not primarily for equity financing purposes;

(viii) the Preferred Shares in issue as at the Series F-2 Closing Date or the Preferred Shares issued or to be issued under the Share Purchase Agreements; and

(ix) Class A Common Shares issued or issuable in any other transaction in which exemption from the anti-dilution provisions in these Articles, as currently in effect, is approved by the affirmative vote of at least the Majority Preferred Holders.

3.	Redemption, Purchase, Surrender and Treasury Shares

3.1	Subject to the Law and these Articles, the Company is authorised to issue shares which are to be redeemed or are liable to be redeemed at the option of the Company or a Member and may make payments in respect of such redemption in accordance with the Law.

3.2	Subject to these Articles and in particular Article 30A, the Company is authorised to purchase any share in the Company (including a redeemable share) by agreement with the holder and may make payments in respect of such purchase in accordance with the Law.

3.3	The Company authorises the Directors to determine the manner or any of the terms of any redemption or purchase.

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3.4	A delay in payment of the redemption price shall not affect the redemption but, in the case of a delay of more than thirty days, interest shall be paid for the period from the due date until actual payment at a rate which the Directors, after due enquiry, estimate to be representative of the rates being offered by Class A banks in the Cayman Islands for thirty day deposits in the same currency.

3.5	The Company authorises the Directors pursuant to section 37(5) of the Law to make a payment in respect of the redemption or purchase of its own shares otherwise than out of its profits, share premium account, or the proceeds of a fresh issue of shares.

3.6	No share may be redeemed or purchased unless it is fully paid-up.

3.7	The Company may accept the surrender for no consideration of any fully paid share (including a redeemable share) unless, as a result of the surrender, there would no longer be any issued shares of the company other than shares held as treasury shares.

3.8	The Company is authorised to hold treasury shares in accordance with the Law.

3.9	The Board may designate as treasury shares any of its shares that it purchases or redeems, or any shares surrendered to it, in accordance with the Law.

3.10	Shares held by the Company as treasury shares shall continue to be classified as treasury shares until such shares are either cancelled or transferred in accordance with the Law.

4.	Rights Attaching to Shares

The designations, powers, preferences, qualifications, limitations, and restrictions of the Series A Preferred Shares, Series B Preferred Shares, Series C-1 Preferred Shares, Series C-2 Preferred Shares, Series C-3 Preferred Shares, Series D-1 Preferred Shares, Series D-2 Preferred Shares,Series E Preferred Shares and Series F Preferred Shares are as follows:

4.1

I	Redemption Rights

A.	If any of the following events occurs:

(a) by the fourth anniversary of the Series F-1 First Closing Date, the Restructuring has been completed but a Qualified IPO has not been consummated;

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(b) any change or development (other than as approved by the Board (including the affirmative votes of the GS Director and the GICSI Director)) or any breach of the Transaction Documents (other than the Secondary Purchase Agreements between GICSI and the relevant holders of Series E Preferred Shares in relation to the purchase by GICSI of Series E Preferred Shares) by the Company, which results in the loss of Control by the Company over any of the other members of the Company Group that in aggregate (calculated cumulatively from the Series F-1 First Closing Date) account for three percent (3%) or more of the then consolidated revenues or hold three percent (3%) or more of the then consolidated assets of the Company Group (taken as a whole) or the inability to consolidate the accounts of any other member of the Company Group which in aggregate (calculated cumulatively from the Series F-1 First Closing Date) account for three percent (3%) or more of the then consolidated revenues or hold three percent (3%) or more of the then consolidated assets of the Company Group (taken as a whole) with the accounts of the Company;

(c) the Restructuring is not completed by the expiry of 18 months from the earlier of (i) the effective date of a Change of Law or (ii) the date of such announcement or promulgation of a Change of Law;

(d) the Restructuring is not completed within two years from the date of a Restricted Venue Resolution; or

(e) by the fourth anniversary of the Series F-1 First Closing Date, the Restructuring has not been completed and a Qualified IPO has not been consummated;

then at the election of the Majority Preferred F Holders, and upon delivery of a written redemption request (each such request, a “Redemption Notice”) by the Majority Preferred F Holders, each Series F Preferred Share shall be eligible to be redeemed (and the Majority Preferred F-1 Holders shall have the right upon written notice to require all Preferred F-1 Holders to, and upon delivery of such written notice each Preferred F-1 Holder shall, submit their share certificates to the Company in accordance with Article 4.1.I.F(a) for redemption of all outstanding Series F-1 Preferred Shares) by the Company for cash at a price equal to (i) with respect to Series F-1 Preferred Shares, (in the case of a redemption event set forth in paragraphs (a) to (d) above) the Series F-1 Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like) plus interest calculated at ten percent (10%) per year compounded annually from the Series F-1 First Closing Date to the date on which the redemption price has been received by the Preferred F-1 Holder (both dates inclusive) or (in the case of the redemption event set forth in paragraph (e) above) the Series F-1 Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like) plus interest calculated at twelve percent (12%) per year compounded annually from the Series F-1 First Closing Date to the date on which the redemption price has been received by the Preferred F-1 Holder (both dates inclusive) (in either case, the “Series F-1 Redemption Price”), or (ii) with respect to Series F-2 Preferred Shares, (in the case of a redemption event set forth in paragraphs (a) to (d) above) the Series F-2 Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like) plus interest calculated at ten percent (10%) per year compounded annually from the Series F-2 Closing Date to the date on which the redemption price has been received by the Preferred F-2 Holder (both dates inclusive) or (in the case of the redemption event set forth in paragraph (e) above) the Series F-2 Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like) plus interest calculated at twelve percent (12%) per year compounded annually from the Series F-2 Closing Date to the date on which the redemption price has been received by the Preferred F-2 Holder (both dates inclusive) (in either case, the “Series F-2 Redemption Price”). The redemption price shall be paid in US dollars, and shall be subject to the priority of payment set forth in Article 4.1.I.F(b).

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B.	Upon any of the following:

(a) the delivery by the Majority Preferred F Holders to the Company of a Redemption Notice given pursuant to Article 4.1.I.A for the redemption of all outstanding Series F Preferred Shares; or

(b) the later of (i) the fourth (4th) anniversary of the Series F-1 First Closing Date, or (ii) the delivery by the Majority Preferred F Holders to the Company of a Redemption Notice given pursuant to any of Articles 4.I.A(a), 4.I.A(c), 4.I.A(d) or 4.I.A(e) for the redemption of all outstanding Series F Preferred Shares, (each, a “Series E Redemption Event”) then at the election of the Majority Preferred E Holders, and upon delivery of a Redemption Notice by the Majority Preferred E Holders, each Series E Preferred Share shall be eligible to be redeemed by the Company for cash at a price equal to the Series E Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like) plus interest calculated at ten percent (10%) per year compounded annually from the Original Series E Issue Date (the “Series E Redemption Price”). The redemption price shall be paid in US dollars or other freely convertible currencies, and shall be subject to the priority of payment set forth in Article 4.I.F(b).

C.	Subject to Articles 47A(b) and 30A, upon the second (2nd) anniversary of the Series F-1 First Closing Date and thereafter:

(a) at the election of the Majority Preferred B Holders upon delivery of a Redemption Notice by the Majority Preferred B Holders, (i) each Series B Preferred Share shall be eligible to be redeemed by the Company for cash at a price equal to the Series B Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like) plus interest calculated at ten percent (10%) per year compounded annually from the Original Series B Issue Date (the “Series B Redemption Price”), and (ii) each Series C-1 Preferred Share and Series C-2 Preferred Share shall be eligible to be redeemed by the Company or the Company Group for cash at a price equal to the Series C-1 Original Purchase Price plus interest calculated at ten percent (10%) per year compounded annually from the Original Series C Issue Date (the “Series C-1Redemption Price”), or the Series C-2 Original Purchase plus interest calculated at ten percent (10%) per year compounded annually from the Original Series C Issue Date (the “Series C-2 Redemption Price”), as the case may be, in each case as adjusted for stock dividends, stock splits, consolidation and the like. The redemption price shall be paid in US dollars or other freely convertible currencies, and shall be subject to the priority of payment set forth in Article 4.1.I.F(b); and

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(b) at the election of the Majority Preferred D-1 Holders upon delivery of a Redemption Notice by the Majority Preferred D-1 Holders, (a) each Series D-1 Preferred Share shall be eligible to be redeemed by the Company for cash at a price equal to the Series D-1 Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like) plus interest calculated at ten percent (10%) per year compounded annually from the Original Series D Issue Date (the “Series D-1 Redemption Price”). The redemption price shall be paid in US dollars or other freely convertible currencies, and shall be subject to the priority of payment set forth in Article 4.1.I.F(b).

D.	After delivery of a Redemption Notice by the Majority Preferred F Holders, the Majority Preferred E Holders, the Majority Preferred B Holders and/or the Majority Preferred D-1 Holders, and thereafter, at the election of the Majority Preferred A Holders (if applicable) upon delivery of a Redemption Notice by the Majority Preferred A Holders’, each Series A Preferred Share shall be eligible to be redeemed by the Company for cash at a price equal to the Series A Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like) plus interest calculated at ten percent (10%) per year compounded annually calculating from the Original Series A Issue Date (the “Series A Redemption Price”). The redemption price shall be paid in US dollars or other freely convertible currencies, and shall be subject to the priority of payment set forth in Article 4.1.I.F(b).

E.	Following delivery of a Redemption Notice by the Majority Preferred F Holders, the Majority Preferred E Holders, the Majority Preferred B Holders, the Majority Preferred D-1 Holders, and/or the Majority Preferred A Holders (if applicable) and thereafter:

(a) at the election of the Majority Preferred C-3 Holders, and upon delivery of a Redemption Notice by the Majority Preferred C-3, each Series C-3 Preferred Share shall be eligible to be redeemed by the Company for cash at a price equal to Series C-3 Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like) plus interest calculated at ten percent (10%) per year compounded annually from the Original Series C Issue Date (the “Series C-3 Redemption Price”). The redemption price shall be paid in US dollars or other freely convertible currencies, and shall be subject to the priority of payment set forth in Article 4.1.I.F(b); and

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(b) at the election of the Majority Preferred D-2 Holders, upon delivery of a Redemption Notice by the Majority Preferred D-2 Holders, each Series D-2 Preferred Share shall be eligible to be redeemed by the Company for cash at a price equal to Series D-2 Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like) plus interest calculated at ten percent (10%) per year compounded annually from the Original Series D Issue Date (the “Series D-2 Redemption Price”). The redemption price shall be paid in US dollars or other freely convertible currencies, and shall be subject to the priority of payment set forth in Article 4.1.I.F(b).

F.	Procedure

(a) Each Redemption Notice shall be given by the initiating Preferred Shareholders (the “Initiating Redeeming Holders”) by hand or by mail to the office of the Company where the register of members of the Company is maintained at least thirty (30) days prior to the intended redemption date (the “Redemption Date”). Following receipt of such Redemption Notice pursuant to Articles 9.I.A through E, as the case may be, the Company shall within seven (7) Business Days deliver a copy of the Redemption Notice (a “Company Redemption Notice”) to each holder of record of Preferred Shares, at the address last shown on the records of the Company for such holder(s). The Company Redemption Notice shall indicate that certain Preferred Shareholders have elected redemption of all or a portion of their Preferred Shares pursuant to the provisions of this Article 4.1.I, shall specify the Redemption Date, and shall direct the holders of all Preferred Shares that are eligible to be redeemed to submit their share certificates to the Company on or prior to the scheduled Redemption Date for redemption. Subject to the Memorandum and the Articles, on any Redemption Date, each holder of Preferred Shares that are eligible to be redeemed shall have the right to have its eligible Preferred Shares redeemed together with the eligible Preferred Shares held by the Initiating Redeeming Holders. In the event that any Preferred Shareholder of an eligible share shall not have participated in the redemption in accordance with the preceding sentence, such Preferred Shareholder shall nevertheless have the right to require the Company to redeem up to all of the eligible Preferred Shares held by it by initiating or participating in a subsequent redemption pursuant to this Article 4.1.I.

(b) The closing (the “Redemption Closing”) of the redemption of any Preferred Shares pursuant to this Article 4.1.I will take place on the Redemption Date. At the Redemption Closing, subject to applicable law, the Company will, from any source of assets or funds legally available therefor,

(i) first, before redeeming any other class of shares, redeem each eligible Series F Preferred Share submitted for redemption by paying in cash therefor the Series F-1 Redemption Price and the Series F-2 Redemption Price against surrender by the holder of such share at the Company’s principal office of the certificate representing such share (or, in the case of a loss of the certificate, an agreement in a form reasonably satisfactory to the Company indemnifying the Company for the loss of the certificate);

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(ii) second, after payment in full of the Series F-1 Redemption Price of the Series F-1 Preferred Shares submitted for redemption and Series F-2 Redemption Price of the Series F-2 Preferred Shares submitted for redemption, redeem each eligible Series E Preferred Share submitted for redemption by paying in cash therefor the Series E Redemption Price against surrender by the holder of such share at the Company’s principal office of the certificate representing such share (or, in the case of a loss of the certificate, the Company Redemption Notice, together with an agreement in a form reasonably satisfactory to the Company indemnifying the Company for the loss of the certificate);

(iii) third, after payment in full of the Series F-1 Redemption Price of the Series F-1 Preferred Shares submitted for redemption, Series F-2 Redemption Price of the Series F-2 Preferred Shares submitted for redemption and Series E Redemption Price of the Series E Preferred Shares submitted for redemption, redeem each eligible Series B Preferred Share, Series C-1 Preferred Share, Series C-2 Preferred Share and Series D-1 Preferred Share submitted for redemption by paying in cash therefor the Series B Redemption Price, Series C-1 Redemption Price, Series C-2 Redemption Price, and Series D-1 Redemption Price (as applicable) against surrender by the holder of such share at the Company’s principal office of the certificate representing such share (or, in the case of a loss of the certificate, an agreement in a form reasonably satisfactory to the Company indemnifying the Company for the loss of the certificate);

(iv) fourth, after payment in full of the Series F-1 Redemption Price of the Series F-1 Preferred Shares submitted for redemption, Series F-2 Redemption Price of the Series F-2 Preferred Shares submitted for redemption, Series E Redemption Price of the Series E Preferred Shares submitted for redemption, Series B Redemption Price of the Series B Preferred Shares submitted for redemption, Series C-1 Redemption Price of the Series C-1 Preferred Shares submitted for redemption, Series C-2 Redemption Price of the Series C-2 Preferred Shares submitted for redemption, and Series D-1 Redemption Price of the Series D-1 Preferred Shares submitted for redemption, redeem each eligible Series A Preferred Share submitted for redemption by paying in cash therefor the Series A Redemption Price against surrender by the holder of such share at the Company’s principal office of the certificate representing such share (or, in the case of a loss of the certificate, an agreement in a form reasonably satisfactory to the Company indemnifying the Company for the loss of the certificate); and

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(v) fifth, after payment in full of the Series F-1 Redemption Price of the Series F-1 Preferred Shares submitted for redemption, Series F-2 Redemption Price of the Series F-2 Preferred Shares submitted for redemption, Series E Redemption Price of the Series E Preferred Shares submitted for redemption, Series B Redemption Price of the Series B Preferred Shares submitted for redemption, Series C-1 Redemption Price of the Series C-1 Preferred Shares submitted for redemption, Series C-2 Redemption Price of the Series C-2 Preferred Shares submitted for redemption, Series D-1 Redemption Price of the Series D-1 Preferred Shares submitted for redemption, and Series A Redemption Price of the Series A Preferred Shares submitted for redemption, redeem each eligible Series C-3 Preferred Share and Series D-2 Preferred Share submitted for redemption by paying in cash therefor the Series C-3 Redemption Price and Series D-2 Redemption Price (as applicable) against surrender by the holder of such share at the Company’s principal office of the certificate representing such share (or, in the case of a loss of the certificate, an agreement in a form reasonably satisfactory to the Company indemnifying the Company for the loss of the certificate).

From and after the Redemption Closing, if the Company makes payments to a Preferred Shareholder in respect of the Series F-1 Redemption Price, Series F-2 Redemption Price, Series E Redemption Price, Series B Redemption Price, Series C-1 Redemption Price, Series C-2 Redemption Price, Series D-1 Redemption Price, Series A Redemption Price, Series C-3 Redemption Price and Series D-2 Redemption Price, as the case may be, all rights of such Preferred Shareholder (except the right to receive the Redemption Price therefor) will cease with respect to such Preferred Share (other than the right to receive any declared but unpaid dividend), and such Preferred Share will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever. To the extent that the Company’s assets of funds which are legally available to make any redemption payment under this Article 4.1.I are insufficient, the payment of the applicable redemption price shall be made in accordance with the terms of Article 4.1.I.G in the order of the priority of payments set forth in this Article 4.1.I.F.

G.	If the Company’s assets or funds which are legally available on the date that any redemption payment under this Article 4.1.I is due are insufficient to pay in full all redemption payments to be paid to the electing Shareholders, or if the Company is otherwise prohibited by applicable law from making such redemption, those assets or funds which are legally available shall be used to the extent permitted by applicable law to pay all redemption payments due on such date in full in the order provided in Article 4.1.I.F and then upon the occurrence of insufficiency ratably in proportion to the full amounts to which the holders to which such redemption payments are due would otherwise be respectively entitled thereon, in the order provided in Article 4.1.I.E. The remaining balance shall be paid in the form of a one-year promissory note (the “Redemption Note”) to such Holders. Each Redemption Note shall bear an interest of five percent (5%) per annum. Notwithstanding the foregoing, all assets or funds of the Company that become legally available for the redemption of shares shall immediately be used to pay the redemption payment which the Company did not pay on the date that such redemption payments were due in the order provided in Article 4.1.I.F, with any such payment be credited first to any accrued but unpaid interest on each outstanding Redemption Note and second to any outstanding principle amount of each outstanding Redemption Note. Without limiting any rights of the holders of Preferred Shares which are set forth in these Articles, or are otherwise available under law, the balance of any shares subject to redemption hereunder with respect to which the Company has become obligated to pay the redemption payment but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such shares had prior to such date, until the redemption payment has been paid in full with respect to such shares.

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H.	The Redemption Rights for the Preferred Shareholders shall terminate upon the closing of a Qualified IPO.

II.	Voting Rights.

A.	General Rights of Different Classes of Shares. Unless otherwise expressly provided herein, in respect of matters requiring Shareholders’ vote, each of the Class A Common Shares is entitled to one vote, each of the Class B Common Shares is entitled to three (3) votes, each of the Preferred Shares shall be entitled to such number of votes equal to the number of Class A Common Shares into which each Preferred Share is convertible immediately after the close of business on the record date of the determination of the Company’s Shareholders entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s shareholders is first solicited (in each case, rounded up to the next whole number). Except as otherwise provided herein or in the Shareholders Agreement, as may be amended from time to time, or as required by law, the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, Series E Preferred Shares, Series F Preferred Shares and Common Shares shall vote together, and not in separate classes or series, on all matters put before the Shareholders.

B.	Redesignation of Class A Common Shares and Rights of Class C Common Shares.

(a)	For the avoidance of doubt, immediately upon the completion of a Qualified IPO and the automatic conversion of Preferred Shares and Class B Common Shares into Class A Common Shares as provided herein, a certain number of Class A Common Shares held by Time Intelligent shall be automatically redesignated as Class C Common Shares each of which shall be entitled to fifteen (15) votes on all matters subject to the vote at general meetings of the Company, to the effect that Ligang Zhang, together with Ligang Zhang Affiliates and any other Persons directly or indirectly Controlled by him but excluding Feiyan Huang and any entities Controlled by Feiyan Huang (such parties the “Ligang Zhang Persons”), aggregating the voting power of the Class A Common Shares and Class C Common Shares held by them, shall control the exercise of 36% of the voting power of the Company upon the completion of the Qualified IPO; provided that if additional Common Shares are sold as part of the Qualified IPO pursuant to the exercise by the underwriters in one or more instances of their overallotment option, additional Class A Common Shares held by Time Intelligent shall be redesignated as Class C Common Shares to the effect that the Ligang Zhang Persons, aggregating the voting power of the Class A Common Shares and Class C Common Shares held by them (it being deemed that none of the Ligang Zhang Persons has transferred or otherwise disposed of any Common Shares after the Qualified IPO and prior to the completion of such overallotment sale(s)), control the exercise of 36% of the voting power of the Company upon the completion of the overallotment sale(s).

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(b)	For the avoidance of doubt, each Class C Common Share will be convertible into one Class A Common Share at any time by the holder thereof. In no event shall Class A Common Shares be convertible into Class C Common Shares.

(c)	Upon any sale, pledge, transfer, assignment or disposition of Class C Common Shares to any person or entity which is not a Ligang Zhang Affiliate, the Class C Common Shares that are sold, pledged, transferred, assigned or disposed of shall automatically convert into an equal number of Class A Common Shares. If a company holding Class C Common Shares ceases to be at least 66 2/3% owned by Ligang Zhang or a Ligang Zhang Affiliate, the Class C Common Shares held by such company shall automatically convert into an equal number of Class A Common Shares.

(d)	If at any time after the date of the Qualified IPO, the Ligang Zhang Persons, collectively hold less than 8% of the total number of the issued and outstanding Common Shares of the Company (the “Minimum Shareholding”), each issued and outstanding Class C Common Share shall be automatically and immediately converted into one Class A Common Share, and no Class C Common Shares shall be issued by the Company thereafter; provided that when calculating the Minimum Shareholding,

(i) the holdings of the Ligang Zhang Persons shall not include Common Shares of the Company held by any company if Ligang Zhang and/or Ligang Zhang Affiliates collectively beneficially own less than 66 2/3% of the outstanding share capital of such entity; and

(ii) the total number of issued and outstanding Common Shares of the Company shall not include any Common Shares issued by the Company after the date of the Qualified IPO except to the extent such Common Shares were issued as part of an overallotment sale in connection with the Qualified IPO or pursuant to a Company share option plan or otherwise issued to employees or other persons in consideration for services performed for the Company.

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C.	Separate Vote of Preferred Shares. In addition to any other vote or consent required herein or by law, the affirmative vote of the Majority Preferred Holders shall be necessary to effect the following actions (other than a Series F Sale Proposal), to the extent allowable by law:

(a) Any amendment to the Memorandum or these Articles that would result in a change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, any class of Preferred Shares or increase the authorized number of any class or series of Preferred Shares;

(b) Any action that authorized or created any class of the Company’s securities or any other equity securities of the Company having preferences superior or on a parity with any class or series of Preferred Shares;

(c) Any action that reclassified any outstanding shares into shares having preferences or priority as to dividends or liquidation preference senior to or on a parity with preferences of any class or series of Preferred Shares;

(d) Consolidation or merger with or into any other business entity or the sale of all or substantially all the Company’s assets;

(e) The liquidation or dissolution of the Company; and

(f) The declaration or payment of a dividend on the Common Shares.

III.	Dividend Rights.

A.	Dividend Rights of Series F Preferred Shares, Series E Preferred Shares, Series B Preferred Shares, Series C-1 Preferred Shares, Series C-2 Preferred Shares and Series D-1 Preferred Shares.

(a) Whenever a dividend is declared by the Board, the Preferred F Holders shall receive, with respect to each Series F Preferred Share, in preference to any dividend on any Common Shares or other Preferred Shares, a noncumulative dividend in an amount equal to six percent (6%) annually of the Series F-1 Original Purchase Price or the Series F-2 Original Purchase Price, as the case may be, as adjusted for stock splits, stock dividends, etc. (the “Series F Preferred Dividend”), and shall also participate on an as converted basis with respect to any dividends payable to the Common Shares.

(b) Whenever a dividend is declared by the Board and after the distribution to the Preferred F Holders of the Series F Preferred Dividend, the Preferred E Holders shall receive, with respect to each Series E Preferred Share, in preference to any dividend on any Common Shares or other Preferred Shares (other than the Series F Preferred Shares), a non-cumulative dividend in an amount equal to six percent (6%) annually of the Series E Original Purchase Price, as adjusted for stock splits, stock dividends, etc. (the “Series E Preferred Dividend”), and shall also participate on an as converted basis with respect to any dividends payable to the Common Shares.

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(c) Whenever a dividend is declared by the Board and after the distribution to the Preferred F Holders of the Series F Preferred Dividend and the Preferred E Holders of the Series E Preferred Dividend, the Preferred B Holders, the Preferred C-1 Holders, the Preferred C-2 Holders and the Preferred D-1 Holders shall receive, in preference to any dividend on any Common Shares or other Preferred Shares (other than the Series F Preferred Shares and Series E Preferred Shares), a non-cumulative dividend in an amount equal to six percent (6%) annually with respect to each Preferred Share held by such Preferred Shareholder as follows: (a) with respect to each Series B Preferred Share, in an amount equal to six percent (6%) of the Series B Original Purchase Price (as adjusted for stock splits, stock dividends, etc.) (the “Series B Preferred Dividend”), (b) with respect to each Series C-1 Preferred Share, in an amount equal to six percent (6%) of the Series C-1 Original Purchase Price (as adjusted for stock splits, stock dividends, etc.) (the “Series C-1 Preferred Dividend”), (c) with respect to each Series C-2 Preferred Share, in an amount equal to six percent (6%) of the Series C-2 Original Purchase Price (as adjusted for stock splits, stock dividends, etc.) (the “Series C-2 Preferred Dividend”), and (d) with respect to each Series D-1 Preferred Shares, in an amount equal to six percent (6%) of the Series D-1 Original Purchase Price (the “Series D-1 Preferred Dividend”), as the case may be, in each case as adjusted for stock splits, stock dividends, etc., and shall also participate on an as converted basis with respect to any dividends payable to the Common Shares.

B.	Dividend Rights of Series A Preferred Shares. Whenever a dividend is declared by the Board and after (i) the distribution to the Preferred F Holders of the Series F Preferred Dividend, (ii) the distribution to the Preferred E Holders of the Series E Preferred Dividend, and (iii) the distribution to the Preferred B Holders of the Series B Preferred Dividend, to the Preferred C-1 Holders of the Series C-1 Preferred Dividend, to the Preferred C-2 Holders of the Series C-2 Preferred Dividend, and to the Preferred D-1 Holders of the Series D-1 Preferred Dividend, the Preferred A Holders shall, with respect to each Series A Preferred Share, receive in preference to any dividend on the Common Shares a non-cumulative dividend in an amount equal to six percent (6%) annually of the Series A Original Purchase Price (the “Series A Preferred Dividend”) and shall also participate on an as converted basis with respect to any dividends payable to the Common Shares.

C.	Dividend Rights of Series C-3 Preferred Shares and Series D-2 Preferred Shares. Whenever a dividend is declared by the Board and after (i) the distribution to the Preferred F Holders of the Series F Preferred Dividend, (ii) the distribution to the Preferred E Holders of the Series E Preferred Dividend, (iii) the distribution to the Preferred B Holders of the Series B Preferred Dividend, to the Preferred C-1 Holders of the Series C-1 Preferred Dividend, the distribution to the Preferred C-2 Holders of the Series C-2 Preferred Dividend, to the Preferred D-1 Holders of the Series D-1 Preferred Dividend, and (iv) the distribution to the Preferred A Holders of the Series A Preferred Dividend, (a) the Preferred C-3 Holders shall, with respect to each Series C-3 Preferred Share, receive in preference to any dividend on the Common Shares a non-cumulative dividend in an amount equal to six percent (6%) annually of the Series C-3 Original Purchase Price, and (b) the Preferred D-2 Holders shall, with respect to each Series D-2 Preferred Share, receive in preference to any dividend on the Common Shares a non-cumulative dividend in an amount equal to six percent (6%) annually of the Series D-2 Original Purchase Price, in each case shall also participate on an as converted basis with respect to any dividends payable to the Common Shares.

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IV.	Liquidation Rights.

A.	Liquidation Events. For purpose of this Article 4.1.IV, the following events (but excluding any transaction effected in connection with a Series F Sale Proposal or a Sale Proposal) shall be treated as a liquidation event (“Liquidation Event”):

(a) Any liquidation, dissolution or winding up of the Company or of one or more members of the Company Group holding substantially all of the assets and/or intellectually property of the Company Group taken as a whole on a consolidated basis;

(b) Any transaction or series of related transactions (whether in the form of a merger, sale of stock, asset sale or otherwise) as a result of which all of the equity securities of the Company outstanding immediately prior to such transaction(s) no longer continue to represent, or are converted into or exchanged for equity securities that no longer represent, immediately following such transaction(s), at least a majority, by voting power, of the equity securities of (A) the surviving or resulting entity or (B) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such transaction, the parent entity of such surviving or resulting entity, or any sale of the Company, in each case whether in the form of a merger, sale of stock, asset sale or otherwise;

(c) Any transaction or series of related transactions in which the Company, after completion of such transaction(s), ceases to Control, directly or indirectly, one or more members of the Company Group holding substantially all of the assets and/or intellectually property of the Company Group taken as a whole on a consolidated basis; or

(d) A sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any other member(s) of the Company Group, of all or substantially all the assets and/or intellectual property of the Company Group taken as a whole on a consolidated basis, or the sale or disposition (whether by merger or otherwise) of one or more members of the Company Group if substantially all of the assets and/or intellectually property of the Company Group taken as a whole on a consolidated basis are held by such member(s) of the Company Group, except where such sale, lease, transfer, exclusive license or other disposition is to one or more other members of the Company Group.

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For the purpose of determining the number of eligible voting stock in this Article 4.1.IV.A(b), each Preferred Share shall be entitled to such number of votes equal to the number of Class A Common Shares into which each Preferred Share is convertible immediately after completion of the transaction.

B.	Liquidation Preferences.

Upon occurrence of a Liquidation Event:

(a) None of the Preferred Shareholders shall have the right to exercise their respective Redemption Rights as set forth in Article 4.1.I.

(b) Each Shareholder and the Company shall exercise their respective rights and take such reasonable actions as they lawfully can to procure that any proceeds resulting to the Shareholders therefrom shall be distributed in accordance with the terms of Articles 4.1.IV.B(c) to 4.1.IV.B(h) as soon as reasonably practicable.

(c) Before any distribution or payment shall be made to the holders of any Common Shares or other Preferred Shares, an amount shall be paid with respect to each Series F Preferred Share equal to one hundred percent (100%) of the Series F-1 Original Purchase Price or the Series F-2 Original Purchase Price, as the case may be, plus any declared but unpaid dividends, adjusted for any share dividends, combinations, splits, recapitalizations and the like (collectively, the “Series F-1 and F-2 Liquidation Preference Amount”). If, after liquidation, distribution, or winding up, the assets of the Company are insufficient to make payment in full to all Preferred F-1 Holders and Preferred F-2 Holders, then such assets shall be distributed among the Preferred F-1 Holders and Preferred F-2 Holders ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(d) After distribution or payment in full of the Series F-1 and F-2 Liquidation Preference Amount, and before any distribution or payment shall be made to the holders of any Common Shares, Series A Preferred Shares, Series B Preferred Shares, Series C-1 Preferred Shares, Series C-2 Preferred Shares, Series C-3 Preferred Shares, Series D-1 Preferred Shares and/or Series D-2 Preferred Shares, an amount shall be paid with respect to each Series E Preferred Share equal to one hundred percent (100%) of the Series E Original Purchase Price, plus any declared but unpaid dividends, adjusted for any share dividends, combinations, splits, recapitalizations and the like (the “Series E Liquidation Preference Amount”). If, after liquidation, distribution, or winding up, the assets of the Company are insufficient to make payment in full to all Preferred E Holders, then such assets shall be distributed among the Preferred E Holders ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

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(e) After distribution or payment in full of the Series F-1 and F-2 Liquidation Preference Amount and the Series E Liquidation Preference Amount, and before any distribution or payment shall be made to the holders of any Common Shares, Series A Preferred Shares, Series C-3 Preferred Shares and/or Series D-2 Preferred Shares, an amount shall be paid with respect to each Series B Preferred Share, Series C-1 Preferred Share, Series C-2 Preferred Share, and Series D-1 Preferred Share equal to one hundred percent (100%) of the Series B Original Purchase Price, the Series C-1 Original Purchase Price, the Series C-2 Original Purchase Price, or the Series D-1 Original Purchase Price, as the case may be, plus any declared but unpaid dividends, adjusted for any share dividends, combinations, splits, recapitalizations and the like (collectively, the “Series B, C-1, C-2 and D-1 Liquidation Preference Amount”). If, after liquidation, distribution, or winding up, the assets of the Company are insufficient to make payment in full to all Preferred B Holders, Preferred C-1 Holders, Preferred C-2 Holders, and Preferred D-1 Holders, then such assets shall be distributed among the Preferred B Holders, Preferred C-1 Holders, Preferred C-2 Holders and Preferred D-1 Holders, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(f) After distribution or payment in full of the Series F-1 and F-2 Liquidation Preference Amount, the Series E Liquidation Preference Amount and the Series B, C-1, C-2 and D-1 Liquidation Preference Amount, and before any distribution or payment shall be made to the holders of any Common Shares, Series C-3 Preferred Shares and/or Series D-2 Preferred Shares, an amount shall be paid with respect to each Series A Preferred Share equal to one hundred percent (100%) of the Series A Original Purchase Price, plus any declared but unpaid dividends, adjusted for any share dividends, combinations, splits, recapitalizations and the like (the “Series A Liquidation Preference Amount”). If, after liquidation, distribution, or winding up, the assets of the Company are insufficient to make payment in full to all Preferred A Holders, then such assets shall be distributed among the Preferred A Holders ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(g) After distribution or payment in full of the Series F-1 and F-2 Liquidation Preference Amount, the Series E Liquidation Preference Amount, the Series B, C-1, C-2 and D-1 Liquidation Preference Amount and the Series A Liquidation Preference Amount, and before any distribution or payment shall be made to the holders of any Common Shares, an amount shall be paid on a pari passu basis with respect to each Series C-3 Preferred Share and Series D-2 Preferred Share equal to one hundred percent (100%) of the Series C-3 Original Purchase Price, or the Series D-2 Original Purchase Price, as the case may be, plus any declared but unpaid dividends, adjusted for any share dividends, combinations, splits, recapitalizations and the like (collectively, the “Series C-3 and D-2 Liquidation Preference Amount”). If, after liquidation, distribution, or winding up, the assets of the Company are insufficient to make payment in full to all Preferred C-3 Holders and Preferred D-2 Holders, then such assets shall be distributed among the Preferred C-3 Holders and Preferred D-2 Holders ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(h) After distribution or payment in full of the Series F-1 and F-2 Liquidation Preference Amount, the Series E Liquidation Preference Amount, the Series B, C-1, C-2 and D-1 Liquidation Preference Amount, the Series A Liquidation Preference Amount and the Series C-3 and D-2 Liquidation Preference Amount, the remaining assets shall be distributed to all Shareholders ratably on an as-converted basis.

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V.	Conversion Rights.

The Preferred Shareholders and Common B Holders shall have the rights described below with respect to the conversion of the Preferred Shares and Class B Common Shares into Class A Common Shares. (a) The number of Class A Common Shares to which a Preferred A Holder shall be entitled upon conversion of any Series A Preferred Share shall be the quotient of the Series A Original Purchase Price divided by the then effective Conversion Price for Series A Preferred Shares, (b) the number of Class A Common Shares to which a Preferred B Holder shall be entitled upon conversion of any Series B Preferred Share shall be the quotient of the Series B Original Purchase Price divided by the then effective Conversion Price for Series B Preferred Shares, (c) the number of Class A Common Shares to which a Preferred C-1 Holder shall be entitled upon conversion of any Series C-1 Preferred Share shall be the quotient of the Series C-1 Original Purchase Price divided by the then effective Conversion Price for Series C-1 Preferred Shares, (d) the number of Class A Common Shares to which a Preferred C-2 Holder shall be entitled upon conversion of any Series C-2 Preferred Share shall be the quotient of the Series C-2 Original Purchase Price divided by the then effective Conversion Price for Series C-2 Preferred Shares, (e) the number of Class A Common Shares to which a Preferred C-3 Holder shall be entitled upon conversion of any Series C-3 Preferred Share shall be the quotient of the Series C-3 Original Purchase Price divided by the then effective Conversion Price for Series C-3 Preferred Shares, (f) the number of Class A Common Shares to which a Preferred D-1 Holder shall be entitled upon conversion of any Series D-1 Preferred Share shall be the quotient of the Series D-1 Original Purchase Price divided by the then effective Conversion Price for Series D-1 Preferred Shares, (g) the number of Class A Common Shares to which a Preferred D-2 Holder shall be entitled upon conversion of any Series D-2 Preferred Share shall be the quotient of the Series D-2 Original Purchase Price divided by the then effective Conversion Price for Series D-2 Preferred Shares, (h) the number of Class A Common Shares to which a Preferred E Holder shall be entitled upon conversion of any Series E Preferred Share shall be the quotient of the Series E Original Purchase Price divided by the then effective Conversion Price for Series E Preferred Shares, (i) the number of Class A Common Shares to which a Preferred F-1 Holder shall be entitled upon conversion of any Series F-1 Preferred Share shall be the quotient of the Series F-1 Original Purchase Price divided by the then effective Conversion Price for Series F-1 Preferred Shares, (j) the number of Class A Common Shares to which a Preferred F-2 Holder shall be entitled upon conversion of any Series F-2 Preferred Share shall be the quotient of the Series F-2 Original Purchase Price divided by the then effective Conversion Price for Series F-2 Preferred Shares, and (k) the number of Class A Common Shares to which a Common B Holder shall be entitled upon conversion of any Class B Common Share shall be the quotient of the Class B Original Purchase Price divided by the then effective Conversion Price for Class B Common Shares.

For the avoidance of doubt, the initial conversion ratio for Class B Common Shares shall be 1:1, the initial conversion ratio for Series A Preferred Shares, Series B Preferred Shares, Series C-1 Preferred Shares, Series C-2 Preferred Shares, Series C-3 Preferred Shares, Series D-1 Preferred Shares, Series D-2 Preferred Shares, Series E Preferred Shares, Series F-1 Preferred Shares and Series F-2 Preferred Shares, shall be 1:1, and all conversion ratios shall be subject to adjustments according to the provisions set forth below:

A.	Optional Conversion. Each Preferred Share and each Class B Common Share shall, at any time at the election of the holder of such Preferred Share or Class B Common Share, as the case may be, be converted, based on the then effective Conversion Price, into Class A Common Shares.

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B.	Automatic Conversion.

(a) Without any action being required by the Preferred Shareholders or Class B Common Shares and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, (i) each Preferred Share and Class B Common Share shall automatically be converted, based on the then effective Conversion Price, into Class A Common Shares upon the closing of an underwritten Qualified IPO or on the date specified by the relevant securities regulator or stock exchange in writing in connection with a Qualified IPO, and (ii) each Preferred Share and Class B Common Share shall automatically be converted, based on the then effective Conversion Price, into Class A Common Shares upon the affirmative vote of the Majority Preferred Holders, including the affirmative vote of the Majority Preferred E Holders and the Majority Preferred F Holders.

For the avoidance of doubt, immediately upon the completion of a Qualified IPO and the automatic conversion of Preferred Shares and Class B Common Shares into Class A Common Shares as provided herein, a certain number of Class A Common Shares held by Time Intelligent shall be automatically redesignated as Class C Common Shares without an action being required by Shareholders and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, to the effect that the Ligang Zhang Persons, aggregating the voting power of the Class A Common Shares and Class C Common Shares held by them, control the exercise of 36% of the voting power of the Company upon the completion of a Qualified IPO.

(b) The Company shall not be obligated to issue certificates for any Class A Common Shares issuable upon the automatic conversion of any Preferred Shares or Class B Common Share unless the certificate or certificates evidencing such Preferred Shares or Class B Common Shares is either delivered as provided below to the Company or any transfer agent for the Preferred Shares or Class B Common Shares, or the Shareholder notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate. The Company shall, as soon as practicable after receipt of certificates for Preferred Shares or Class B Common Shares, or satisfactory agreement for indemnification in the case of a lost certificate, promptly issue and deliver at its office to the Shareholder thereof a certificate or certificates for the number of Class A Common Shares to which the Shareholder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Class A Common Shares (at the fair market value of a Class A Common Share determined by the Board as of the date of such conversion), any declared and unpaid dividends on the Preferred Shares or Class B Common Shares being converted and (ii) in cash (at the fair market value of a Class A Common Share determined by the Board as of the date of such conversion) the value of any fractional Class A Common Shares to which the Shareholder would otherwise be entitled. Any person entitled to receive Class A Common Shares issuable upon the automatic conversion of the Preferred Shares or Class B Common Shares shall be treated for all purposes as the record holder of such Class A Common Shares on the date of such conversion.

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C.	Conversion Mechanism.

The conversion hereunder of any Preferred Share, Class A Common Shares or Class B Common Shares (the “Conversion Share”) shall be effected in the following manner:

(a) The Company shall redeem the Conversion Share for aggregate consideration (the “Redemption Amount”) equal to (i) the aggregate market value of any capital shares of the Company to be issued upon such conversion and (ii) the aggregate value, as determined by the Board, of any other assets which are to be distributed upon such conversion.

(b) Concurrent with the redemption of the Conversion Share, the Company shall apply the Redemption Amount for the benefit of the holder of the Conversion Share to pay for any capital shares of the Company issuable, and any other assets distributable, to such holder in connection with such conversion.

(c) Upon application of the Redemption Amount, the Company shall issue to the holder of the Conversion Share all capital shares issuable, and distribute to such holder all other assets distributable, upon such conversion.

D.	Conversion Price Adjustments for Stock Splits, Stock Dividend, Combination, Recapitalization, etc.

The Conversion Price for the Series A Preferred Shares shall initially equal the Series A Original Purchase Price, the Conversion Price for the Series B Preferred Shares shall initially equal the Series B Original Purchase Price, the Conversion Price for the Series C-1 Preferred Shares shall initially equal the Series C-1 Original Purchase Price, the Conversion Price for the Series C-2 Preferred Shares shall initially equal the Series C-2 Original Purchase Price, the Conversion Price for the Series C-3 Preferred Shares shall initially equal the Series C-3 Original Purchase Price, the Conversion Price for the Series D-1 Preferred Shares shall initially equal the Series D-1 Original Purchase Price, the Conversion Price for the Series D-2 Preferred Shares shall initially equal the Series D-2 Original Purchase Price, the Conversion Price for the Series E Preferred Shares shall initially equal the Series E Original Purchase Price, the Conversion Price for the Series F-1 Preferred Shares shall initially equal the Series F-1 Original Purchase Price, the Conversion Price for the Series F-2 Preferred Shares shall initially equal the Series F-2 Original Purchase Price and the Conversion Price for the Class B Common Shares shall initially equal the Class B Original Purchase Price. Each of the Conversion Prices shall be adjusted and provision be made from time to time as provided below:

(a) Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Class A Common Shares, the Conversion Prices in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Class A Common Shares into a smaller number of shares, the Conversion Prices in effect immediately prior to the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

iKang Healthcare Group, Inc.	Page 43

(b) Adjustment for Common Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Class A Common Shares entitled to receive) a dividend or other distribution to the holders of Class A Common Shares, payable in Class A Common Shares, the Conversion Prices then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying the Conversion Prices then in effect by a fraction (i) the numerator of which is the total number of Class A Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Class A Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Class A Common Shares issuable in payment of such dividend or distribution.

(c) Adjustments for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Class A Common Shares entitled to receive) a dividend or other distribution payable to holders of Class A Common Shares in securities of the Company other than Class A Common Shares, then, and in each such event, provisions shall be made so that, upon conversion of any Preferred Share or Class B Common Share thereafter, the holder thereof shall receive, in addition to the number of Class A Common Shares issuable thereon, the amount of securities of the Company which the holder of such share would have received had the Preferred Shares or Class B Common Shares been converted into Class A Common Shares immediately prior to such event, all subject to further adjustment as provided herein.

(d) Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Class A Common Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated in Article 4.1.IV.A, then in any such event, provision shall be made so that, upon conversion of any Preferred Share or Class B Common Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such share would have received had the Preferred Shares or Class B Common Shares been converted into Class A Common Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

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E.	Anti-dilution Adjustment of Preferred Shares.

(a) The Conversion Prices of each class of the Preferred Shares shall be subject to adjustments to prevent dilution, on a weighted average basis, in the event that the Company issues additional shares (other than shares issued to the employees, consultants, and directors pursuant to plans and arrangements approved by the Board) at a purchase price less than the Original Purchase Price for such class of Preferred Shares (subject to adjustment for stock splits and the like), in accordance with the following formula:

NCP = OCP * (CS + (NP/OCP))/(CS + NS)

WHERE:

NCP = the new effective Conversion Price.

OCP = the then effective Conversion Price immediately before the new issue.

CS = the total outstanding Class A Common Shares immediately before the new issue plus the total Class A Common Shares issuable upon conversion of Class B Common Shares, Preferred Shares and exercise of outstanding options (other than any options issued or granted pursuant to any employee stock ownership plan approved or implemented after the Series F-2 Closing Date) and warrants.

NP = the total consideration received for the issuance or sale of the New Securities.

NS = the number of Class A Common Shares into which such New Securities issued are convertible.

(b) Notwithstanding the provision in Article 4.1.V.E(a) above, such arrangement shall not apply to:

(i) Securities issued or issuable pursuant to a share split, share dividend, combination, recapitalization or other similar transaction of the Company;

(ii) 1,888,698 Class A Common Shares issued or issuable upon the exercise of outstanding options and warrants as of the Series F-2 Closing Date;

iKang Healthcare Group, Inc.	Page 45

(iii) In addition to the Class A Common Shares referred to in Article 2A(II)(ii), Class A Common Shares issued or issuable upon the exercise of stock options granted pursuant to any employee stock ownership plan of the Company as adopted by the Board in accordance with the provisions of the Articles in force at the time of such issuance or grant (if applicable);

(iv) Securities issued or issuable upon the exercise of warrants, notes or other rights to acquire securities of the Company outstanding as at the Series F-2 Closing Date, the issue or grant of which was approved in accordance with the provisions of these Articles in force at the time of such issuance or grant (if applicable);

(v) Class A Common Shares issued or issuable upon the conversion of the Preferred Shares;

(vi) Securities issued or issuable in a Qualified IPO;

(vii) Securities issued or issuable in connection with a bona fide acquisition, consolidation, amalgamation, scheme or arrangement, merger or strategic partnership transaction the terms of which have been approved by the Board with no less than five (5) affirmative votes of the Board members, including the affirmative vote of any of the Preferred E Director, the GS Director or the GICSI Director, and which is not primarily for equity financing purposes;

(viii) the Preferred Shares in issue as at the Series F-2 Closing Date or the Preferred Shares issued or to be issued under the Share Purchase Agreements; and

(ix) Class A Common Shares issued or issuable in any other transaction in which exemption from the anti-dilution provisions in these Articles, as currently in effect, is approved by the affirmative vote of at least the Majority Preferred Holders.

(c) In the case of an adjustment to the Conversion Price with respect to a Series F Preferred Share pursuant to paragraph (a) above, the Majority Preferred F Holders shall have the option, at any time by notice in writing delivered to the Company, to require the Company to provide the benefit of the adjustment to all of the Preferred F Holders in one of the following methods: (i) cash, or (ii) by adjustment to the Conversion Price, provided that neither GS and its Affiliates (collectively) nor GICSI and its Affiliates (collectively) shall hold, directly and indirectly, more than sixteen percent (16%) of the total issued and outstanding Shares (on a fully-diluted basis) (and the remainder of the adjustment, if any, shall be payable to the Preferred F Holder in cash). To the extent that the adjustment or remainder of the adjustment is payable to the Preferred F Holders in cash, the Company shall pay to the Preferred F Holders within thirty (30) Business Days after the date of notice delivered by the Majority Preferred F Holders pursuant to this paragraph (c) by telegraphic transfer of immediately available funds to a bank account designated by each Preferred F Holder in writing of, in the case of payment for the full adjustment in cash, an amount in US dollars equal to the difference between the new effective Conversion Price and the then effective Conversion Price multiplied by such number of Series F Preferred Shares with respect to which the adjustment is payable in cash.

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F.	Other Dilutive Events.

In case any event shall occur as to which the other provisions of this Article 4.V are not strictly applicable, but the failure to make any adjustment to the Conversion Price would not fairly protect the conversion rights of the Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 4.V, necessary to preserve, without dilution, the conversion rights of such Preferred Shares. If the Preferred Shareholders shall reasonably and in good faith disagree with such determination by the Company, then the Company and the Majority Preferred Holders shall jointly appoint an internationally recognized investment banking firm (failing agreement within ten (10) Business Days, such firm shall be appointed by the Chairman of the Hong Kong Institute of Certified Public Accountants), which shall give their opinion as to the appropriate adjustment, if any, on the basis described above. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the holders of the Preferred Shares and shall make the adjustments described therein.

G.	Certificate of Adjustment.

In the case of any adjustment or readjustment of the Conversion Price, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Preferred Shares at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any New Securities issued or sold or deemed to have been issued or sold, (ii) the number of New Securities issued or sold or deemed to be issued or sold, (iii) the Conversion Price in effect after such adjustment or readjustment, and (iv) the number of Common Shares and the type and amount, if any, of other property which would be received upon conversion of the Preferred Shares after such adjustment or readjustment.

H.	Notice of Record Date.

In the event the Company shall propose to take any action of the type or types requiring an adjustment to the Conversion Price or the number or character of the Preferred Shares as set forth herein, the Company shall give notice to the holders of the Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

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I.	Fractional Shares.

No fractional Class A Common Shares shall be issued upon conversion of any Preferred Share. All Class A Common Shares (including fractions thereof) issuable upon conversion of more than one Preferred Share by a Preferred Shareholder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after such aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of a Class A Common Share (as determined by the Board) on the date of conversion.

J.	Reservation of Shares Issuable Upon Conversion.

The Company shall at all times reserve and keep available out of its authorized but unissued Class A Common Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Class A Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. If at any time the number of authorized but unissued Class A Common Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Class A Common Shares to such number of shares as shall be sufficient for such purpose.

K.	Payment of Taxes.

The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of Class A Common Shares upon conversion of Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Common Shares in a name other than that in which the Preferred Share so converted were registered.

L.	No Reissuance of the Preferred Shares.

No Preferred Share acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

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M.	Redesignation or Reclassification of Shares.

Any share in the Company (whether issued or unissued) of one class may be redesignated or reclassified into another class of shares by way of a resolution of the members, subject to the required shareholders’ consent.

5.	Calls on Shares

5.1	The Board may make such calls as it thinks fit upon the Members in respect of any monies (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Members and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

5.2	The Company may accept from any Member the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up.

5.3	The Company may make arrangements on the issue of shares for a difference between the Members in the amounts and times of payments of calls on their shares.

6.	Joint and Several Liability to Pay Calls

The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

7.	Forfeiture of Shares

7.1	If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward such Member a notice in writing in the form, or as near thereto as circumstances admit, of the following:

Notice of Liability to Forfeiture for Non-Payment of Call

[            ] (the “Company”)

You have failed to pay the call of [amount of call] made on the [    ] day of [    ] , 20[    ], in respect of the [number] share(s) [number in figures] standing in your name in the Register of Members of the Company, on the [    ] day of [    ] , 20[    ], the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of [    ] per annum computed from the said [    ] day of [    ] , 20[    ] at the Registered Office of the Company the share(s) will be liable to be forfeited.

Dated this [ ] day of [ ] , 20[ ]

[Signature of Secretary] By Order of the Board

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7.2	If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine. Without limiting the generality of the foregoing, the disposal may take place by sale, repurchase, redemption or any other method of disposal permitted by and consistent with these Articles and the Law.

7.3	A Member whose share or shares have been forfeited as aforesaid shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture and all interest due thereon.

7.4	The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

8.	Share Certificates

8.1	Every Member shall be entitled to a certificate under the common seal (if any) or a facsimile thereof of the Company or bearing the signature (or a facsimile thereof) of a Director or the Secretary or a person expressly authorised to sign specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, specifying the amount paid on such shares. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

8.2	If any share certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid, or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

8.3	Share certificates may not be issued in bearer form.

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8.4	Legend. Each existing or replacement certificate for shares now owned or hereafter acquired by the shareholders of the Company shall bear the following legend upon its face:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF SHAREHOLDERS’ AGREEMENT BY AND BETWEEN THE SHAREHOLDERS AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

9.	[Deleted]

REGISTRATION OF SHARES

10.	Register of Members

10.1	The Board shall cause to be kept in one or more books a Register of Members which may be kept in or outside the Cayman Islands at such place as the Directors shall appoint and shall enter therein the following particulars:-

(a)	the name and address of each Member, the number, and (where appropriate) the class of shares held by such Member and the amount paid or agreed to be considered as paid on such shares;

(b)	the date on which each person was entered in the Register of Members; and

(c)	the date on which any person ceased to be a Member.

10.2	The Board may cause to be kept in any country or territory one or more branch registers of such category or categories of members as the Board may determine from time to time and any branch register shall be deemed to be part of the Company’s Register of Members.

10.3	Any register maintained by the Company in respect of listed shares may be kept by recording the particulars set out in Article 10.1 in a form otherwise than legible if such recording otherwise complies with the laws applicable to and the rules and regulations of the relevant approved stock exchange.

11.	Registered Holder Absolute Owner

11.1	The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

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11.2	No person shall be entitled to recognition by the Company as holding any share upon any trust and the Company shall not be bound by, or be compelled in any way to recognise, (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any other right in respect of any share except an absolute right to the entirety of the share in the holder. If, notwithstanding this Article, notice of any trust is at the holder’s request entered in the Register of Members or on a share certificate in respect of a share, then, except as aforesaid:

(a)	such notice shall be deemed to be solely for the holder’s convenience;

(b)	the Company shall not be required in any way to recognise any beneficiary, or the beneficiary, of the trust as having an interest in the share or shares concerned;

(c)	the Company shall not be concerned with the trust in any way, as to the identity or powers of the trustees, the validity, purposes or terms of the trust, the question of whether anything done in relation to the shares may amount to a breach of trust or otherwise; and

(d)	the holder shall keep the Company fully indemnified against any liability or expense which may be incurred or suffered as a direct or indirect consequence of the Company entering notice of the trust in the Register of Members or on a share certificate and continuing to recognise the holder as having an absolute right to the entirety of the share or shares concerned.

12.	Transfer of Registered Shares

12.1	An instrument of transfer shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Board may accept:

Transfer of a Share or Shares

[            ] (the “Company”)

FOR VALUE RECEIVED………………. [amount]     ,      I, [name of transferor] hereby sell, assign and transfer unto [transferee] of [address] , [number] of shares of the Company.

DATED this [    ] day of [    ] , 20[    ]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

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12.2	Such instrument of transfer shall be signed by or on behalf of the transferor and transferee, provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been transferred to the transferee in the Register of Members.

12.3	The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

12.4	The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

12.5	Subject to any provisions to the contrary in the Memorandum or these Articles, the Board may in its absolute discretion and without assigning any reason therefor refuse to register the transfer of a share. If the Board refuses to register a transfer of any share the Secretary shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

12A.	Rights of First Refusal and Co-Sale Rights

12A.1	Restriction on Transfer of Shares. Except in compliance with the provisions herein, none of the Restricted Shareholders, may sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way, all or any part of any interest in the Common Shares or Preferred Shares now or hereafter owned or held by such holder. Any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of Common Shares or Preferred Shares not made in conformance with these Articles shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

12A.2	Rights of First Refusal and Co-Sale Rights.

I.	Restriction on Transfer of Shares. Except in compliance with the provisions of this Article 12A.2, none of the Founders or Restricted Shareholders may sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way, all or any part of any interest in the Shares now or hereafter owned or held by such holder. Any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of Common Shares or Preferred Shares not made in conformance with these Articles shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

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A.	Restriction on Transfer of Shares by Founders. Notwithstanding any other provisions herein, except in compliance with Article 12A.2 and other than the sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of Shares held by any of the Founders which cumulatively and in aggregate amount to no more than two percent (2%) of the total number of equity securities of the Company on a fully-diluted basis, each of the Founders undertakes to each holder of Series F Preferred Shares that from the Series F-1 First Closing Date until the date on which the Qualified IPO is consummated (both dates inclusive), it shall not sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way, all or any part of any interest in the Shares now or hereafter owned or held by it, except with the prior written consent of Majority Preferred F Holders. Any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of Shares not made in conformance with this Article 12A.2 shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company. The Founders agree that the transfer restrictions in these Articles shall not be capable of being avoided by the holding of Shares indirectly through itself, a company or other entity that can itself be sold in order to dispose of an interest in Shares free of such restrictions. Any transfer or other disposal of any shares (or other interest) in itself or such a company or other entity shall be treated as being a transfer of the Shares held by the Founders, and the provisions of these Articles that apply in respect of the transfer of Shares shall thereupon apply in respect of the shares so held. Without limiting the generality of the foregoing, each of the Founders further undertakes that it shall not issue or transfer, either directly or indirectly, any new share, option, warrant, convertible note and the like to any Person from the Series F-1 First Closing Date until the date on which the Qualified IPO is consummated (both dates inclusive), except with the written consent of the Majority Preferred F-1 Holders.

II.	Rights of First Refusal.

A. Transfer Notice. If at any time a Restricted Shareholder proposes to transfer all or a portion of the Shares held by such Restricted Shareholder (each such Restricted Shareholder, a “Transferor”) to one or more third parties (each, a “Transferee”) pursuant to an understanding with such Transferee(s) (a “Transfer”), the Transferor shall give each of the holders of Preferred Shares (each, a “Preferred Shareholder”) and the Company written notice of the Transferor’s intention to make the Transfer (the “Transfer Notice”), which Transfer Notice shall include (i) a description of the Shares to be transferred (“Offered Shares”), (ii) the identity of the Transferees and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Transferor has received a firm offer from the Transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

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B.	Option of Preferred Shareholders.

(a) Each Preferred Shareholder shall have an option for a period of thirty (30) days from the receipt of the Transfer Notice by such Preferred Shareholder (or, if Article 12A.2(II)(C) applies, until the fifth (5th) Business Day after such valuation shall have been made pursuant to Article 12A.2(II)(C), if longer) to elect to purchase up to its respective pro rata share of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice.

(b) Each Preferred Shareholder may exercise such purchase option and, thereby, purchase all or any portion of its pro rata share of the Offered Shares, by notifying the Transferor and the Company in writing, before expiration of the applicable period described in Article 12A.2(II)(B)(a) above as to the number of such Shares which it wishes to purchase (including any re-allotment). For the purposes of this Article 12A.2(II)(B)(b), each Preferred Shareholder’s pro rata share of the Offered Shares shall be a fraction of the Offered Shares, of which the number of Class A Common Shares into which the Preferred Shares owned by such Preferred Shareholder are convertible on the date of the Transfer Notice shall be the numerator and the total number of Class A Common Shares into which the Preferred Shares held by all Preferred Shareholders are convertible on the date of the Transfer Notice shall be the denominator.

(c) Each Preferred Shareholder which exercises its right of first refusal under Article 12A.2(II)(B)(b) above (an “Exercising Shareholder”) shall have a right of re-allotment such that, if any Preferred Shareholder fails to exercise the right to purchase its full pro rata share of the Offered Shares, the Exercising Shareholder may exercise an additional right to purchase up to its respective pro rata share of such un-purchased Offered Shares by notifying the Transferor and the Company in writing within ten (10) days from receipt by such Exercising Shareholder of a further notice, which notice shall be delivered by the Transferor to each Exercising Shareholder and the Company within five (5) days after the expiration of the applicable period described in Article 12A.2(II)(B)(a) above setting forth the number of unpurchased Offered Shares and the number of Offered Shares purchased by all Exercising Shareholders under Article 12A.2(II)(B)(b). For purposes of this Article 12A.2(II)(B)(c), each Exercising Shareholder’s pro rata share of the un-purchased Offered Shares shall be a fraction of the un-purchased Offered Shares, of which the aggregate of the number of Class A Common Shares comprising the Offered Shares and into which the Offered Shares (to the extent they are Preferred Shares or Class B Common Shares) are convertible on the date of the Transfer Notice elected for purchase by such Exercising Shareholder under Article 12A.2(II)(B)(b) shall be the numerator, and the aggregate of the number of Class A Common Shares comprising the Offered Shares and into which the Offered Shares (to the extent they are Preferred Shares or Class B Common Shares) are convertible on the date of the Transfer Notice elected for purchase by all Exercising Shareholders under Article 12A.2(II)(B)(b) shall be the denominator.

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(d) To the extent that there are a portion but not all of Offered Shares left with respect to which no Preferred Shareholder has exercised its right of first refusal or right of re-allotment hereunder (the “Remaining Portion”), the Transferor has the right (Subject to Articles 12A.2(III) and (IV) below) to sell to the Transferee(s) the Remaining Portion at the same price and subject to the same material terms and conditions as described in the Transfer Notice.

(e) Each Preferred Shareholder shall be entitled to apportion Offered Shares to be purchased among its partners and Affiliates, provided that such Preferred Shareholder notifies the Transferor of such allocation.

(f) If any Preferred Shareholder gives the Transferor notice that it desires to purchase all or up to all of its pro rata share of the Offered Shares and, as the case may be, its re-allotment shares thereof, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares (which delivery shall be evidenced by delivery to the Company of a duly executed instrument of transfer with respect to the transfer of such Offered Shares to the purchaser thereof and of any certificates representing such Offered Shares) to be purchased at a place agreed by the parties and at the time of the scheduled closing therefor, which shall be no later than seventy (70) days after the Preferred Shareholders’ receipt of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the Transferees. On the date of any such closing, the Company shall deliver to each Exercising Shareholder upon request, the updated register of members of the Company (certified by the registered agent of the Company, reflecting the sale and transfer of the Offered Shares sold and transferred to such Exercising Shareholder at such closing), the instrument of transfer with respect to the Offered Shares to be transferred to such Exercising Shareholder duly executed by the Transferor, certificate issued in the name of such Exercising Shareholder (or its partners or Affiliates in accordance with Article 12A.2(II)(B)(e)) representing the Offered Shares to be transferred to such Exercising Shareholder (or its partners or Affiliates in accordance with Article 12A.2(II)(B)(e)).

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C.	Valuation of Property.

(a) Should the purchase price specified in the Transfer Notice be payable in property other than cash or evidences of indebtedness, the Preferred Shareholders shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property. Each Preferred Shareholder shall have the option to indicate its non-binding interest (subject to satisfaction with the cash valuation of such property) in purchasing up to its respective pro rata share of the Offered Shares by delivering a written notice to the Transferor within five (5) days after receipt of the Transfer Notice (such Preferred Shareholders, the “Interested Preferred Shareholders”).

(b) If the Transferor and the Interested Preferred Holders cannot agree on such cash value within ten (10) days after the Preferred Shareholders’ receipt of the Transfer Notice, the valuation shall be made by an appraiser of recognized standing selected by the Transferor and the Interested Preferred Shareholders within fifteen (15) days of such appraiser’s appointment (and in any event such valuation shall be made by the appraiser no later than the thirtieth (30th) day after the Preferred Shareholders’ receipt of the Transfer Notice) or, if they cannot agree on an appraiser within twenty (20) days after the Preferred Shareholders’ receipt of the Transfer Notice, each of the Transferor and the Interested Preferred Shareholders (acting collectively) shall select an appraiser of recognized standing and the two appraisers shall designate an independent third appraiser of recognized standing, who shall determine the cash valuation of such property within fifteen (15) days following its appointment (and in any event such valuation shall be made by such independent appraiser no later than the fortieth (40th) day after the Preferred Shareholders’ receipt of the Transfer Notice), and whose appraisal shall be determinative of such value.

(c) The cost of such appraisal shall be shared equally by the Transferor (on the one hand) and Interested Preferred Shareholders (on the other hand), with the half of the total cost borne by the Interested Preferred Shareholders to be borne pro rata by each based on the number of Shares such Interested Preferred Shareholders have indicated their non-binding interest in purchasing pursuant to Article 12A.2(II)(C)(a).

III.	Right of Co-Sale

A.	In the event the Transferor proposes to transfer all or a portion of the Common Shares or Preferred Shares held by such Restricted Shareholder to one or more Transferees pursuant to an understanding with such Transferee(s), to the extent the Preferred Shareholders do not exercise their respective rights of first refusal as to all of the Offered Shares pursuant to Article 12A.2(II), each Preferred Shareholder (other than such Transferor or its Affiliates) which notifies the Transferor in writing within thirty (30) days after receipt of the Transfer Notice referred to in Article 12A.2(II)(A) (or, if Article 12A.2(II)(C) applies, by the fifth (5th) Business Day after such valuation shall have been made pursuant to Article 12A.2(II)(C), if later) (a “Selling Holder”), shall have the right to participate in such sale on the same terms and conditions as specified in the Transfer Notice.

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(a) Such Selling Holder’s notice to the Transferor shall indicate the number of Preferred Shares the Selling Holder wishes to sell under its right to participate.

(b) To the extent one or more of the Selling Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Common Shares that the Transferor may sell in the Transfer shall be correspondingly reduced.

B.	Each Selling Holder may elect to sell up to such number of Preferred Shares equal to the product of (i) the aggregate number of Common Shares and Preferred Shares covered by the Transfer Notice by (ii) a fraction, the numerator of which is the number of Class A Common Shares into which the Preferred Shares owned by the Selling Holder are convertible on the date of the Transfer Notice and the denominator of which is the sum of (1) the number of Class A Common Shares into which the Preferred Shares owned by all Selling Holders are convertible on the date of the Transfer Notice, (2) the total number of Class A Common Shares owned by the Transferor on the date of the Transfer Notice, and (3) the number of Class A Common Shares into which the Class B Common Shares and Preferred Shares owned by the Transferor are convertible on the date of the Transfer Notice.

C.	Each Selling Holder shall effect its participation in the sale by promptly delivering to the Transferor for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the type and number of Preferred Shares which such Selling Holder elects to sell; provided, however that if the prospective third-party purchaser objects to the delivery of Preferred Shares in lieu of Common Shares, such Selling Holder shall convert such Preferred Shares into Common Shares and deliver certificates corresponding to such Common Shares. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

D.	The share certificate or certificates that a Selling Holder delivers to the Transferor pursuant to Article 12A.2(III)(C) shall be transferred to the prospective purchaser in consummation of such sale pursuant to the terms and conditions specified in the Transfer Notice, and the Transferor shall concurrently therewith remit to such Selling Holder that portion of the sale proceeds to which such Selling Holder is entitled by reason of its participation in such sale. The Company shall take such steps as are necessary in order to update the share register of the Company to reflect the foregoing, which updated share register shall be certified by the registered agent of the Company and provided to any shareholder upon written request.

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E.	To the extent that any prospective purchaser prohibits the participation of a Selling Holder exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase shares or other securities from a Selling Holder exercising its co-sale rights hereunder, the Transferor shall not sell to such prospective purchaser any Common Shares or Preferred Shares unless and until, simultaneously with such sale, the Transferor shall purchase such shares or other securities from such Selling Holder for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

IV.	Non-Exercise of Rights.

A.	To the extent that the Preferred Shareholder have not exercised their rights to purchase the Offered Shares within the time periods specified in Article 12A.2(II) and they have not exercised their rights to participate in the sale of the Offered Shares within the time periods specified in Article 12A.2(III), the Transferor shall have a period of sixty (60) days from the expiration of such rights in which to sell the Offered Shares to the Transferee identified in the Transfer Notice upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice.

B.	The Transferee shall acquire the Offered Shares free and clear of subsequent rights of first refusal and co-sale rights under this Article 12A.2. In the event the Transferor does not consummate the sale or disposition of the Offered Shares within sixty (60) days from the expiration of such rights, the Preferred Shareholders’ rights of first refusal and co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares by the Transferor until such rights lapse in accordance with the terms of this Article 12A.2.

C.	The exercise or non-exercise of the rights of the Preferred Shareholders under this Article 12A.2 to purchase Common Shares from a Transferor or participate in the sale of Common Shares by a Transferor shall not adversely affect their rights to make subsequent purchases from the Transferor of Common Shares or subsequently participate in sales of Common Shares by Transferor hereunder.

V.	Limitations to Rights of First Refusal and Co-Sale.

A.	Notwithstanding the provisions of this Article 12A.2(I), (II), (III), or (IV), any of the Founders or Restricted Shareholders may sell or otherwise assign, with or without consideration, Common Shares or Preferred Shares to any Person in respect to which reasonable documentation is provided to the Company to evidence that such Person is (i) the spouse or an Immediate Family Member; (ii) a custodian, trustee, executor, or other fiduciary for the account of such Founder’s or Restricted Shareholder’s spouse or an Immediate Family Member, or (iii) a trust for such Founder’s or Restricted Shareholder’s own self, or a charitable remainder trust, provided that each such transferee or assign, prior to the completion of the sale, transfer, or assignment, shall have executed documents, in form and substance reasonably satisfactory to other Shareholders of the Company, assuming the obligations of such Founder’s or Restricted Shareholder’s obligations under these Articles with respect to the transferred securities.

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B.	Any transfer between (x) ShanghaiMed and Time Intelligent, (y) WI Harper and any of its Affiliates, and (z) NewQuest and any of its Affiliates, shall not be subject to the right of first refusal and right of co-sale provided herein.

C.	Any transfer of Preferred Shares held by Top Fortune Win Ltd. or Star Rising Ltd., each being a Restricted Shareholder, shall not be subject to the provisions of Article 12A.2(III).

D.	In the event that Ligang Zhang’s employment by the Company is terminated without Cause, any transfer of the Preferred Shares held by Ligang Zhang through Time Intelligent and/or ShanghaiMed shall not be subject to the provisions of Article 12A.2.

E.	Notwithstanding any provisions of this Article 12A.2 to the contrary, Articles 12A.2(I), (II), (III) or (IV) shall not apply to any sale or transfer of Shares held by any of the Founders or Restricted Shareholders made pursuant to a Series F Sale Proposal or a Sale Proposal.

VI.	Restriction on the Restricted Shareholders.

Notwithstanding any provision of this Article 12A.2, all Common Shares held by the Restricted Shareholders shall be subject to the restriction that no sale or transfer in respect thereof (including (x) any form of options, derivatives or arrangements relating to such shares) and (y) any indirect sale or transfer through the sale or transfer, directly or indirectly, of any of the equity securities of such Restricted Shareholders) may be made during the one hundred eighty (180) day period commencing from the date of consummation of the Company’s IPO.

VII.	Prohibited Transfers.

A.	In the event any Restricted Shareholders (a “Violating Shareholder”) should sell any Common Shares or Preferred Shares in contravention of the co-sale rights of the Preferred Shareholders under Article 12A.2(III) (a “Prohibited Transfer”), the Preferred Shareholders, in addition to such other remedies as may be available at Law, in equity or hereunder, shall have the put option provided below, and such Violating Shareholder shall be bound by the applicable provisions of such option.

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B. In the event of a Prohibited Transfer, each Preferred Shareholder shall have the right to sell to the Violating Shareholder a number of Common Shares (or Preferred Shares convertible into such number of Common Shares) equal to the number of Common Shares (or Preferred Shares, as the case may be) such Preferred Shareholder would have been entitled to transfer to the Transferee(s) under Article 12A.2(III) hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

(a) The price per share at which the shares are to be sold to the Violating Shareholder shall be equal to the price per share paid by the Transferee(s) to the Violating Shareholder in the Prohibited Transfer. The Violating Shareholder shall also reimburse each Preferred Shareholder for any and all fees and expense, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of such Preferred Shareholder’s rights under Article 12A.2.

(b) Within ninety (90) days after the earlier of the dates on which each Preferred Shareholder (A) received notice of the Prohibited Transfer or (B) otherwise becomes aware of the Prohibited Transfer, such Preferred Shareholder shall, if exercising the option created hereby, deliver to the Violating Shareholder the certificate or certificates representing shares to be sold under this Article 12A.2(VII) by such Preferred Shareholder, each certificate to be properly endorsed for transfer. The Company shall take such steps as are necessary in order to update the share register of the Company to reflect the foregoing, which updated share register shall be certified by the registered agent of the Company and provided to any party hereto upon written request.

(c) The Violating Shareholder shall, against receipt of the certificate or certificates for the shares and the updated certified share register to be sold by a Preferred Shareholder, pursuant to this Article 12A.2(VII), pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Article 12A.2(VII)(B)(a), in cash or by other means acceptable to the Preferred Shareholder.

C.	Notwithstanding the foregoing, any attempt by any Restricted Shareholder to transfer Common Shares or Preferred Shares in violation of this Article 12A.2 shall be void, and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee(s) as the holder(s) of such shares without the written consent of the Majority Preferred Holders.

VIII.	Termination of Right of First Refusal and Right of Co-sale.

Subject to other provisions of this Article 12A.2, the rights of first refusal and rights of co-sale granted under Article 12A.2 shall expire upon the closing of a Qualified IPO.

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12B.	Drag-Along Rights.

I.	Preferred F Holders’ Drag Along.

(a) If the Company fails to pay all the Series F-1 Redemption Price or the Series F-2 Redemption Price in accordance with these Articles by the date falling nine (9) months after the date of delivery to the Company of a Redemption Notice given by the Majority Preferred F Holders, the Majority Preferred F Holders have the right, upon issuance of a notice in writing to each of the other Shareholders (a “Series F Drag Along Notice”), to require each of the other Shareholders to, and upon receipt of such Series F Drag Along Notice each of the other Shareholders shall, (if the Series F Drag Along Notice specifies the sale of equity securities in the Company held by such Shareholders) sell or transfer all of such equity securities held by such Shareholder to the third party (not being an Affiliate of any of the Preferred F Holders comprising the Majority Preferred F Holders issuing the Series F Drag Along Notice) specified in the Series F Drag Along Notice on terms determined by the Majority Preferred F Holders or (if the Series F Drag Along Notice specifies the sale of assets or a member of the Company Group or a merger or consolidation) vote and procure the Company or any other member of the Company Group or their respective directors to vote in favour of the proposal specified in the Series F Drag Along Notice on terms determined by the Majority Preferred F Holders (each, a “Series F Sale Proposal”) and otherwise take all actions necessary or reasonably required by the Majority Preferred F Holders to cause the Series F Sale Proposal to be consummated in accordance with the Series F Drag Along Notice; including but not limited to converting all Preferred Shares held by such Shareholder into Class A Common Shares prior to the sale of such shares in connection with such Series F Sale Proposal, and (if the Series F Drag Along Notice specifies the sale of assets or equity interests in any member of the Company Group other than the Company) to procure the relevant members of the Company Group to declare and pay dividends and other distributions, repay shareholder loans or effect a redemption of shares, share repurchase, capital reduction or liquidation or take any other action to procure that the sale proceeds (and if the Series F Sale Proposal is for a sale of assets or of a member of the Company Group other than the Company or a merger or consolidation, the sale proceeds net of taxes arising on such sale and reasonable expenses incurred by the Company Group) and shall be distributed to the Shareholders in accordance with Article 12B(I)(b); provided, however, the Majority Preferred F Holders shall be entitled to issue a Series F Drag Along Notice only if the proposed transaction set out in the Series F Sale Proposal shall have a valuation of no less than US$185,000,000.

(b) The proceeds (or net proceeds, if applicable) of any sale made pursuant to Article 12B(I)(a) shall be distributed as follows:

(i) first, to the Preferred F Holders to be distributed pro rata to their respective holdings (on an as-converted basis) of Series F Preferred Shares, up to an amount, for each Series F Preferred Share held, equal to the Series F-1 Original Purchase Price or the Series F-2 Original Purchase Price (as applicable) plus any declared but unpaid dividends (as adjusted for stock dividends, stock splits, consolidation and the like) (“Series F Drag Price”);

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(ii) secondly, after the Series F Drag Price has been paid in full, any remaining proceeds shall be distributed to the Preferred E Holders pro rata to their respective holdings of Series E Preferred Shares, up to an amount, for each Series E Preferred Share held, equal to the Series E Original Purchase Price plus any declared but unpaid dividends (as adjusted for stock dividends, stock splits, consolidation and the like) (“Series E Drag Price”);

(iii) thirdly, after the Series E Drag Price has been paid in full, any remaining proceeds shall be distributed to the Preferred B Holders, Preferred C-1 Holders, Preferred C-2 Holders and Preferred D-1 Holders, pro rata to their respective holdings (on an as-converted basis) of Series B Preferred Shares, Series C-1 Preferred Shares, Series C-2 Preferred Shares and Series D-1 Preferred Shares up to an amount, for each such Preferred Share held, equal to the Series B Original Purchase Price, Series C-1 Original Purchase Price, Series C-2 Original Purchase Price or Series D-1 Original Purchase Price (as applicable) plus any declared but unpaid dividends (as adjusted for stock dividends, stock splits, consolidation and the like) (“Series B Drag Price”, “Series C-1 Drag Price”, “Series C-2 Drag Price”, “Series D-1 Drag Price”, as applicable);

(iv) fourthly, after the Series B Drag Price, Series C-1 Drag Price, Series C-2 Drag Price and Series D-1 Drag Price have been paid in full, any remaining proceeds shall be distributed to the Preferred A Holders pro rata to their respective holdings of Series A Preferred Shares, up to an amount, for each Series A Preferred Share held, equal to the Series A Original Purchase Price plus any declared but unpaid dividends (as adjusted for stock dividends, stock splits, consolidation and the like) (“Series A Drag Price”);

(v) fifthly, after the Series A Drag Price has been paid in full, any remaining proceeds shall be distributed to the Preferred C-3 Holders and Preferred D-2 Holders, pro rata to their respective holdings (on an as-converted basis) of Series C-3 Preferred Shares and Series D-2 Preferred Shares, up to an amount, for each such Preferred Share held, equal to the Series C-3 Original Purchase Price or Series D-2 Original Purchase Price (as applicable) plus any declared but unpaid dividends (as adjusted for stock dividends, stock splits, consolidation and the like) (“Series C-3 Drag Price”, “Series D-2 Drag Price”, as applicable);

(vi) sixthly, to the extent there are any proceeds left after the Series C-3 Drag Price and Series D-2 Drag Price have been paid in full, such remaining proceeds shall be distributed to all Shareholders pro rata to their respective holdings of Shares on an as-converted basis.

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II.	Drag Along.

If (i) the Majority Preferred Holders approve a bona-fide, arms-length proposal from a third party that is not an Affiliate of any of the Preferred Shareholders for a Company Sale (a “Sale Proposal”), (ii) such Sale Proposal has been approved by the Board with the consent required by Article 47A(f)(ii), and (iii) the Majority Preferred Holders give a notice in writing to each of the other Shareholders (a “Drag Along Notice”) requiring him to do so, each of the other Shareholders shall (if the Company Sale involves the sale of equity securities held by such Shareholders) sell or transfer all of such equity securities held by such Shareholder to a third party specified in the Drag Along Notice in accordance with the Drag Along Notice or (if the Company Sale involves the sale of assets or a merger or consolidation) vote and procure the Company or any other member of the Company Group or their respective directors to vote in favor of the Sale Proposal and otherwise take all necessary actions to cause the Company Sale to be consummated in accordance with the Drag Along Notice, and (if the Company Sale involves the sale of assets or equity interests in any member of the Company Group other than the Company) to procure the relevant members of the Company Group to declare and pay dividends and other distributions, repay shareholder loans or effect a redemption of shares, share repurchase, capital reduction or liquidation or take any other action to procure that the sale proceeds (and if the Sale Proposal is for a sale of assets or of a member of the Company Group other than the Company or a merger or consolidation, the sale proceeds net of taxes arising on such sale and reasonable expenses incurred by the Company Group) shall be distributed to the Shareholders in accordance with the Drag Along Notice; including but not limited to converting all Preferred Shares held by such Shareholder into Class A Common Shares prior to the sale of such shares in connection with such Company Sale; provided, however, the Preferred Shareholders shall be entitled to issue a Drag Along Notice only if the Company Sale shall have a valuation of no less than US$100,000,000.

III.	Common Shareholders’ Option.

Notwithstanding the foregoing, in lieu of participating in or voting in favor of (as the case may be) the Company Sale, the Common Shareholders shall have the option to purchase all of the Preferred Shares held by the Preferred Shareholders for cash at a price per share equal to that specified in the Drag Along Notice and otherwise in accordance with the terms of the Drag Along Notice.

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13.	Transmission of Registered Shares

13.1	In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the provisions of Article 39 of the Law, for the purpose of this Article, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Member.

13.2	Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing in the form, or as near thereto as circumstances admit, of the following:

Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Member

[            ] (the “Company”)

I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased Member] to [number] share(s) standing in the Register of Members of the Company in the name of the said [name of deceased/bankrupt Member] instead of being registered myself/ourselves, elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

DATED this [    ] day of [    ] , 20[ ]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

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13.3	On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member. Notwithstanding the foregoing, the Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

13.4	Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to the said share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

14.	Listed Shares

Notwithstanding anything to the contrary in these Articles, title to listed shares may be evidenced and transferred in accordance with the laws applying to and the rules and regulations of the relevant approved stock exchange that are or shall be applicable to such listed shares.

ALTERATION OF SHARE CAPITAL

15.	Power to Alter Capital

15.1	Subject to the Law, Article 30A and any provisions to the contrary in these Articles, the Company may from time to time by ordinary resolution alter the conditions of its Memorandum of Association to:

(a)	increase its capital by such sum divided into shares of such amounts as the resolution shall prescribe or, if the Company has shares without par value, increase its share capital by such number of shares without nominal or par value, or increase the aggregate consideration for which its shares may be issued, as it thinks expedient;

(b)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c)	convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

(d)	subdivide its shares or any of them into shares of an amount smaller than that fixed by the Memorandum of Association; or

(e)	cancel shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares without par value, diminish the number of shares into which its capital is divided.

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15.2	For the avoidance of doubt it is declared that Articles 15.1(b), 15.1(c) and 15.1(d) do not apply if at any time the shares of the Company have no par value.

15.3	Subject to the Law and any provisions to the contrary in the Memorandum and these Articles, the Company may from time to time by Special Resolution reduce its share capital.

16.	Variation of Rights Attaching to Shares

Subject to any provisions to the contrary in the Memorandum and these Articles, if, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of not less than three-fourths (3/4) of the issued shares of that class and of the holders of not less than three-fourths (3/4) of the issued shares of any other class of shares which may be affected by such variation. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

DIVIDENDS AND CAPITALISATION

17.	Dividends

17.1	The Board may, subject to these Articles and in particular Articles 4.1.II.C and 30A and any direction of the Company in general meeting, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company).

17.2	Where the Directors determine that a dividend shall be paid wholly or partly by the distribution of specific assets, the Directors may settle all questions concerning such distribution. Without limiting the generality of the foregoing, the Directors may fix the value of such specific assets and vest any such specific assets in trustees on such terms as the Directors think fit.

17.3	Dividends may be declared and paid out of profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Directors determine is no longer needed, or not in the same amount. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Law.

17.4	No unpaid dividend shall bear interest as against the Company.

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17.5	The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

17.6	The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.

17.7	The Board may fix any date as the record date for determining the Members entitled to receive any dividend or other distribution, but, unless so fixed, the record date shall be the date of the Directors’ resolution declaring same.

18.	Power to Set Aside Profits

18.1	The Board may, before declaring a dividend, set aside out of the surplus or profits of the Company, such sum as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose. Pending application, such sums may be employed in the business of the Company or invested, and need not be kept separate from other assets of the Company. The Directors may also, without placing the same to reserve, carry forward any profit which they decide not to distribute.

18.2	Subject to any direction from the Company in general meeting, the Directors may on behalf of the Company exercise all the powers and options conferred on the Company by the Law in regard to the Company’s share premium account.

19.	Method of Payment

19.1	Any dividend, interest, or other monies payable in cash in respect of the shares may be paid by cheque or draft sent through the post directed to the Member at such Member’s address in the Register of Members, or to such person and to such address as the holder may in writing direct.

19.2	In the case of joint holders of shares, any dividend, interest or other monies payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the address of the holder first named in the Register of Members, or to such person and to such address as the joint holders may in writing direct. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

19.3	The Board may deduct from the dividends or distributions payable to any Member all monies due from such Member to the Company on account of calls or otherwise.

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20.	Capitalisation

20.1	Subject to any provisions to the contrary in the Memorandum or these Articles, the Board may resolve to capitalise any sum for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

20.2	Subject to any provisions to the contrary in the Memorandum or these Articles, the Board may resolve to capitalise any sum for the time being standing to the credit of a reserve account or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid or nil paid shares of those Members who would have been entitled to such sums if they were distributed by way of dividend or distribution.

MEETINGS OF MEMBERS

21.	Annual General Meetings

The Company may in each year hold a general meeting as its annual general meeting. The annual general meeting of the Company may be held at such time and place as the Chairman or any two Directors or any Director and the Secretary or the Board shall appoint.

22.	Extraordinary General Meetings

22.1	General meetings other than annual general meetings shall be called extraordinary general meetings.

22.2	The Chairman or any two Directors or any Director and the Secretary or the Board may convene an extraordinary general meeting of the Company whenever in their judgment such a meeting is necessary.

23.	Requisitioned General Meetings

23.1	The Board shall, on the requisition of Members holding at the date of the deposit of the requisition more than thirty percent (30%) of the votes of the outstanding voting shares of the Company as at the date of the deposit carries the right to vote at general meetings of the Company, forthwith proceed to convene an extraordinary general meeting of the Company. To be effective the requisition shall state the objects of the meeting, shall be in writing, signed by the requisitionists, and shall be deposited at the Registered Office. The requisition may consist of several documents in like form each signed by one or more requisitionists.

23.2	If the Directors do not within twenty-one days from the date of the requisition duly proceed to call an extraordinary general meeting, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene an extraordinary general meeting; but any meeting so called shall not be held more than ninety days after the requisition. An extraordinary general meeting called by requisitionists shall be called in the same manner, as nearly as possible, as that in which general meetings are to be called by the Directors.

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24.	Notice

24.1	At least seven (7) Business Days’ notice of an annual general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held and if different, the record date for determining Members entitled to attend and vote at the general meeting, and, as far as practicable, the other business to be conducted at the meeting.

24.2	At least seven (7) Business Days’ notice of an extraordinary general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held and the general nature of the business to be considered at the meeting.

24.3	The Board may fix any date as the record date for determining the Members entitled to receive notice of and to vote at any general meeting of the Company but, unless so fixed, as regards the entitlement to receive notice of a meeting or notice of any other matter, the record date shall be the date of despatch of the notice and, as regards the entitlement to vote at a meeting, and any adjournment thereof, the record date shall be the date of the original meeting.

24.4	A general meeting of the Company shall, notwithstanding that it is called on shorter notice than that specified in these Articles, be deemed to have been properly called if notice of the meeting has been given to members of the Board pursuant to Article 24.6 and if it is so agreed by eighty percent (80%) of the Members entitled to attend and vote thereat, and for this purpose, the presence of a Member at the meeting shall be deemed to constitute waiver on this part.

24.5	The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

24.6	Three (3) Business Days’ notice at the least specifying the place, the day and the hour of the meeting of members and general nature of the business to be conducted shall be given in a manner hereinafter mentioned to the members of the Board as at the date the notice is given.

25.	Giving Notice

25.1	A notice may be given by the Company to any Member either by delivering it to such Member in person or by sending it to such Member’s address in the Register of Members or to such other address given for the purpose. For the purposes of this Article, a notice may be sent by letter mail, courier service, cable, telex, telecopier, facsimile, electronic mail or other mode of representing words in a legible form.

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25.2	Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

25.3	Any notice shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or to the cable company or transmitted by telex, facsimile, electronic mail, or such other method as the case may be.

26.	Postponement of General Meeting

The Board may postpone any general meeting called in accordance with the provisions of these Articles provided that notice of postponement is given to each Member before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each member in accordance with the provisions of these Articles.

27.	Participating in Meetings by Telephone

Members may participate in any general meeting by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

28.	Quorum at General Meetings

28.1	No business shall be transacted at any meeting unless a quorum of members is present at the time when the meeting proceeds to business. A quorum shall consist of the holder or holders present in person or by proxy of not less than one-third (1/3) of the shares of each class or series of shares entitled to vote as a class or series thereon. Notwithstanding the foregoing, if a quorum cannot be obtained with respect to a particular class or series of shares after notice of the shareholders meetings has been sent by the Company in accordance with Article 24, then, subject to the provisions of the Act, at the next meeting duly call in accordance with Article 24 with respect to the general nature of the business to be conducted set forth in such notice, a quorum shall require the holder or holders present in person or by proxy of not less than forty percent (40%) of the outstanding Shares of the Company (on an as-converted basis) be present at the meeting.

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28.2	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall be dissolved.

29.	Chairman to Preside

29.1	At every meeting the members present shall choose someone of their number to be the Chairman. If the members are unable to choose a Chairman for any reason, then the person representing the greatest number of voting shares present at the meeting shall preside as Chairman failing which the oldest individual person shall take the chair.

29.2	The Chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

29.3	At any meeting a resolution put to the vote of the meeting shall be decided by a poll of all the members having the right to vote at the meeting.

29.4	In the case of an equality of votes, the Chairman of the meeting shall be entitled to a second or casting vote.

30.	Voting on Resolutions

30.1	Unless otherwise expressly provided herein, in respect of matters requiring Shareholders’ vote, each of the Class A Common Shares is entitled to one vote, each of the Class B Common Shares is entitled to three (3) votes and each of the Preferred Shares shall be entitled to such number of votes equal to the number of Class A Common Shares into which each Preferred Shares is convertible immediately after the close of business on the record date of the determination of the Company’s Shareholders entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s shareholders is first solicited.

30.2	Subject to any other provisions contained herein, at any meeting of members every holder of a voting share present in person or by proxy shall have one vote for every voting share of which he is the holder.

30.3	No Member shall be entitled to vote at a general meeting unless such Member has paid all the calls on all shares held by such Member.

30.4	At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to the provisions of these Articles, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his hand.

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30.5	At any general meeting if an amendment shall be proposed to any resolution under consideration and the chairman of the meeting shall rule on whether the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

30.6	At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to the provisions of these Articles, be conclusive evidence of that fact.

30A	Reserved Matters (Series F)

In addition to members approval for actions required by Law in the case of the Company, the Company and the members of the Company Group shall not enter into, permit or facilitate the following actions by any member of the Company Group, without the prior written consent from the Majority Preferred F Holders:

(a) amendment to the Company’s [or any other Company Group Holdco’s] memorandum and articles of association, or material amendment to any other member of the Company Group’s memorandum and articles of association, and/or any other organizational documents;

(b) restructuring, reclassification or any other modification of the terms of any class or series of shares or other securities of the Company;

(c) declare or pay any dividend or distribution of the Company or any other member of the Company Group (other than any dividends required to be declared or paid by a member of the Company Group pursuant to applicable PRC Laws);

(d) redeem or repurchase any equity security of the Company or any other member of the Company Group (other than the redemption or repurchase of any (i) Series F Preferred Shares, (ii) Series E Preferred Shares in accordance with these Articles upon the delivery by the Majority Preferred E Holders of a Post F Redemption Notice, or (iii) equity securities of the Company from employees upon termination of their employment);

(e) sell, mortgage, pledge, lease, transfer or otherwise dispose of any of the Company Group’s assets which are in excess of RMB10 million in the aggregate over any twelve months;

(f) approve or amend any employee stock ownership plan of the Company; (g) other than with respect to a Qualified IPO, select the stock exchange for an IPO or approve the valuation and/or terms and conditions for the IPO; and

(h) any other matters specified in the Shareholders Agreement or in these Articles as requiring the approval or consent of the Majority Preferred F Holders.

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31.	Power to Demand a Vote on a Poll

31.1	Notwithstanding the foregoing, a poll may be demanded by the Chairman or at least one Member.

31.2	Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by telephone, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands. A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

31.3	A poll demanded for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith and a poll demanded on any other question shall be taken in such manner and at such time and place at such meeting as the chairman of the meeting may direct and any business other than that upon which a poll has been demanded may be proceeded with pending the taking of the poll.

31.4	Where a vote is taken by poll, each person present and entitled to vote shall be furnished with a ballot paper on which such person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. At the conclusion of the poll, the ballot papers shall be examined and counted by a committee of not less than two Members or proxy holders appointed by the chairman for the purpose and the result of the poll shall be declared by the chairman.

32.	Voting by Joint Holders of Shares

32.1	If two or more persons are jointly entitled to a registered share or shares:

(a)	each of them may be present in person or by proxy at a meeting of members and may speak as a member;

(b)	if only one of them is present in person or by proxy, he may vote on behalf of all of them; and

(c)	if two or more are present in person or by proxy, they must vote as one.

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32.2	In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

32.3	If a committee be appointed for any member who is of unsound mind he may vote by his committee.

33.	Instrument of Proxy

33.1	Votes may be given either personally or by proxy.

33.2	The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

33.3	An instrument appointing a proxy shall be in writing or transmitted by electronic mail in substantially the following form or such other form as the chairman of the meeting shall accept:

Proxy

[            ] (the “Company”)

I/We, [insert names here] , being a Member of the Company with [number] [Class of shares], HEREBY APPOINT [name] of [address] or failing him, [name] of [address] to be my/our proxy to vote for me/us at the meeting of the Members to be held on the [    ] day of [    ] , 20[    ] and at any adjournment thereof. (Any restrictions on voting to be inserted here.)

Signed this [    ] day of [    ] , 20[    ]

Member(s)

33.4	The instrument of proxy shall be signed or, in the case of a transmission by electronic mail, electronically signed in a manner acceptable to the chairman, by the appointor or by the appointor’s attorney duly authorised in writing, or if the appointor is a corporation, either under its seal or signed or, in the case of a transmission by electronic mail, electronically signed in a manner acceptable to the chairman, by a duly authorised officer or attorney. The Chairman of any meeting at which a vote is cast by proxy so authorized may call for a notarially certified copy of such authority which shall be produced within seven (7) days of being so requested or the vote or votes cast by such proxy shall be disregarded.

33.5	A member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf.

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33.6	The decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.

34.	Representation of Corporate Member

34.1	A corporation which is a Member may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting of the Members and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member, and that Member shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

34.2	Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

35.	Adjournment of General Meeting

The chairman of a general meeting may, with the consent of the Members at any general meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting. Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat, in accordance with these Articles.

36.	Written Resolutions

36.1	Anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members may, without a meeting and without any previous notice being required, be done by resolution in writing signed by, or in the case of a Member that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Members who at the date of the resolution would be entitled to attend the meeting and vote on the resolution.

36.2	A resolution in writing may be signed by, or in the case of a Member that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Members, or all the Members of the relevant class thereof, in as many counterparts as may be necessary.

36.3	A resolution in writing made in accordance with this Article is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Article to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

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36.4	A resolution in writing made in accordance with this Article shall constitute minutes for the purposes of the Law.

36.5	For the purposes of this Article, the date of the resolution is the date when the resolution is signed by, or in the case of a Member that is a corporation whether or not a company within the meaning of the Law, on behalf of, the last Member to sign and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article, a reference to such date.

37.	Directors Attendance at General Meetings

The Directors of the Company shall be entitled to receive notice of, attend and be heard at any general meeting.

DIRECTORS AND OFFICERS

38.	Election of Directors

38.1	The Board shall be elected or appointed in writing in the first place by the subscribers to the Memorandum of Association or by a majority of them. There shall be no shareholding qualification for Directors unless prescribed by special resolution. A director shall not require a share qualification, but nevertheless shall be entitled to attend and speak at any meeting of the members and at any separate meeting of the holders of any class of shares in the Company.

38.2	Subject to any provisions to the contrary in the Memorandum or these Articles, a vacancy arising in the board of directors may be filled either by the members or by the remaining directors.

38.3	Subject to any provisions to the contrary in the Memorandum and these Articles, the Company may from time to time by ordinary resolution appoint any person to be a Director.

39.	Number of Directors

39.1	Subject to any subsequent amendment to change the number of directors, the number of the directors shall not be less than one (1) nor more than nine (9).

39.2	The Board shall consist of nine (9) members, which can cast nine (9) votes in total.

(a) The holder(s) representing a majority of the then outstanding Class B Common Shares, voting together as a single class on an as-converted to Class A Common Share basis, shall have the right (but not the obligation) to elect, remove from office and replace two (2) of the members on the Board (the “Class B Directors”).

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(b) The holder(s) representing a majority of the then outstanding Series D-1 Preferred Shares, voting together as a single class on an as-converted to Class A Common Share basis, shall have the right (but not the obligation) to elect, remove from office and replace two (2) of the members on the Board (the “Preferred D-1 Directors”).

(c) The holders representing a majority of the then outstanding Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, voting together as a single class on an as-converted basis, shall have the right (but not the obligation) to elect, remove from office and replace one (1) of the members on the Board (the “Preferred A/B/C Director”).

(d) The holder(s) representing a majority of the then outstanding Series E Preferred Shares, voting together as a single class on an as-converted to Class A Common Share basis, shall have the right (but not the obligation) to elect, remove from office and replace one (1) of the members on the Board (the “Preferred E Director”).

(e) For so as long as GS and its Affiliates in aggregate continue to hold at least seventy percent (70%) of the Series F-1 Preferred Shares (on an asconverted basis and as adjusted for stock splits, stock dividends, consolidation and the like) acquired by GS and its Affiliates at Closing, GS shall have the right (but not the obligation) to elect, remove from office and replace one (1) of the members of the Board (the “GS Director”).

(f) For so long as GICSI and its Affiliates in aggregate continue to hold at least seventy percent (70%) of the Series F Preferred Shares (on an asconverted basis and as adjusted for stock splits, stock dividends, consolidation and the like) acquired by GICSI at Closing, GICSI shall have the right (but not the obligation) to elect, remove from office and replace one (1) of the members of the Board (the “GICSI Director”).

(g) The Majority Preferred F-1 Holders shall have the right (but not the obligation) to jointly nominate one (1) of the members on the Board as an independent non-executive director of the Company (the “Preferred F-1 INED”), provided that the appointment of the Preferred F-1 INED shall be subject to the approval (which shall not be unreasonably withheld) of the Board with no less than five (5) affirmative votes of the Board and upon their good faith determination that such Preferred F-1 INED is independent of the Company Group, Founders, Key Employees and Substantial Shareholders. Such Preferred F-1 INED shall not: (i) hold more than one percent (1%) of the issued and outstanding Shares of the Company (on an as-converted basis); (ii) have any material interest in any principal business activity of or involved with any material business dealings with any member of the Company Group; (iii) be a director, partner or principal of a professional adviser currently providing, or within the one (1) year immediately preceding the date of his proposed appointment provided, services to any member of the Company Group or a Substantial Shareholder; (iv) intend to be on the Board specifically to protect the interests of an entity whose interests are not the same as those of the Shareholders as a whole; (v) be or have been Affiliated with another member of the Board, the CEO, any Key Employee or Substantial Shareholder within the two (2) years immediately preceding the date of his proposed appointment; or (vi) be financially dependent on any member of the Company Group or any of the Founders, Key Employee or Substantial Shareholders.

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39.3	A Shareholder’s right to appoint a director as set forth in Article 39.2A or to appoint an observer under the Shareholders Agreement, shall terminate and be of no further force or effect in the event that such Shareholder either on their own account or in conjunction with or on behalf of any person, firm or company, carries on or is engaged, concerned or interested in, directly or indirectly, whether as shareholder, director, employee, partner, agent consultant or otherwise, any business which competes in the PRC with any member of the Company Group with respect to the Company’s then existing business which as at the Series F-1 First Closing Date includes, without limitation, health examination, outpatient, dental and healthcare management services; provided however:

(a) the right of GS to appoint the GS Director (on the Board and OpCo Board) pursuant to Article 39.2A and the Shareholders’ Agreement shall not be terminated pursuant to this Article 39.3 for so long as (A) any Person(s) appointed by it as the GS Director (whether on the Board or OpCo Board) does not act, or is not appointed or engaged to act, as a director or observer on the board of directors of any of Ciming Health Checkup Group , Meinian Onehealth Healthcare (Group) Co., Ltd. or any of their respective Affiliates or Subsidiaries (collectively, the “Competitors”); and (B) no Person Controlled by the Merchant Banking Division of Goldman Sachs (Asia) L.L.C. shall have the right to nominate, appoint, elect, remove from office or replace any director or observer to the board of directors or any committee of any of the Competitors;

(b) the right of GICSI to appoint the GICSI Director (on the Board and OpCo Board) pursuant to Article 39.2A and the Shareholders’ Agreement shall not be terminated pursuant to this Article 39.3 for so long as (A) any Person(s) appointed by it as the GICSI Director (whether on the Board or OpCo Board), does not act, or is not appointed or engaged to act, as a director or observer on the board of directors of any of the Competitors; and (B) no Person Controlled by GIC Special Investments (the private equity investment group of the Government of Singapore Investment Corporation) shall have the right to nominate, appoint, elect, remove from office or replace any director or observer to the board of directors or any committee of any of the Competitors.

40.	Term of Office of Directors

Subject to any provisions to the contrary in the Memorandum or these Articles, each director holds office until his successor takes office or until his earlier death, resignation or removal.

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41.	Alternate Directors

41.1	A Director may at any time appoint any person (including another Director) to be his Alternate Director and may at any time terminate such appointment. An appointment and a termination of appointment shall be by notice in writing signed by the Director and deposited at the Registered Office or delivered at a meeting of the Directors.

41.2	The appointment of an Alternate Director shall determine on the happening of any event which, if he were a Director, would cause him to vacate such office or if his appointor ceases for any reason to be a Director.

41.3	An Alternate Director shall be entitled to receive notices of meetings of the Directors and shall be entitled to attend and vote as a Director at any such meeting at which his appointor is not personally present and generally at such meeting to perform all the functions of his appointor as a Director; and for the purposes of the proceedings at such meeting these Articles shall apply as if he (instead of his appointor) were a Director, save that he may not himself appoint an Alternate Director or a proxy.

41.4	If an Alternate Director is himself a Director or attends a meeting of the Directors as the Alternate Director of more than one Director, his voting rights shall be cumulative.

41.5	Unless the Directors determine otherwise, an Alternate Director may also represent his appointor at meetings of any committee of the Directors on which his appointor serves; and the provisions of this Article shall apply equally to such committee meetings as to meetings of the Directors.

41.6	Save as provided in these Articles an Alternate Director shall not, as such, have any power to act as a Director or to represent his appointor and shall not be deemed to be a Director for the purposes of these Articles.

41.7	A Director who is not present at a meeting of the Directors, and whose Alternate Director (if any) is not present at the meeting, may be represented at the meeting by a proxy duly appointed, in which event the presence and vote of the proxy shall be deemed to be that of the Director. All the provisions of these Articles regulating the appointment of proxies by Members shall apply equally to the appointment of proxies by Directors.

42.	[Intentionally Deleted]

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43.	Vacancy in the Office of Director

The office of Director shall be vacated if the Director:

(a)	is removed from office pursuant to these Articles;

(b)	dies or becomes bankrupt, or makes any arrangement or composition with his creditors generally;

(c)	is or becomes of unsound mind or an order for his detention is made under the Mental Health Law of the Cayman Islands or any analogous law of a jurisdiction outside the Cayman Islands, or dies; or

(d)	resigns his office by notice in writing to the Company.

44.	Remuneration of Directors

44.1	The directors may, by resolution, fix the emoluments of directors in respect of services rendered or to be rendered in any capacity to the Company. The directors may also be paid such traveling, hotel and other expenses properly incurred by them in attending and returning from meetings of the directors, or any committee of the directors or meeting of the members, or in connection with the business of the Company as shall be approved by resolution of the directors.

44.2	Subject to the policies that may be approved from time to time by the Board, the Company shall bear reasonable and documented travel expenses and other expenses for the members of the Board and the Observers traveling to the location of the Board meetings and committee meetings.

44.3	Any director who, by request, goes or resides abroad for any purposes of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a director, may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as shall be approved by resolution of the directors.

44.4	The Company may pay to a director who at the request of the Company holds any office (including a directorship) in, or renders services to any company in which the Company may be interested, such remuneration (whether by way of salary, commission, participation in profits or otherwise) in respect of such office or services as shall be approved by resolution of the directors.

45.	Defect in Appointment of Director

All acts done in good faith by the Board or by a committee of the Board or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

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46.	Directors to Manage Business

46.1	The business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Law or by these Articles, required to be exercised by the Company in general meeting subject, nevertheless, to these Articles, the provisions of the Law and to such directions as may be prescribed by the Company in general meeting.

46.2	Any director who is a body corporate may appoint any person its duly authorized representative for the purpose of representing it at Board Meetings and of transacting any of the business of the directors.

46.3	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the directors shall from time to time by resolution determine.

46.4	The continuing directors may act notwithstanding any vacancy in their body, save that if the number of directors shall have been fixed at two or more persons and by reason of vacancies having occurred in the Board there shall be only one continuing director he shall be authorized to act alone only for the purpose of appointing another director.

47.	Powers of the Board of Directors

Without limiting the generality of Article 46 but subject to Article 47A, the Board may:

(a)	appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

(b)	exercise all the powers of the Company to borrow money and to mortgage or charge or otherwise grant a security interest in its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c)	appoint one or more Directors to the office of managing director or chief executive officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

(d)	appoint a person to act as manager of the Company’s day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

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(e)	by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;

(f)	procure that the Company pays all expenses incurred in promoting and incorporating the Company;

(g)	delegate any of its powers (including the power to sub-delegate) to a committee of one or more persons appointed by the Board and every such committee shall conform to such directions as the Board shall impose on them. Subject to any directions or regulations made by the Directors for this purpose, the meetings and proceedings of any such committee shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Board, including provisions for written resolutions;

(h)	delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board sees fit;

(i)	present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(j)	in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and

(k)	authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any agreement, document or instrument on behalf of the Company.

47A.	Special Board Actions

(a) Subject to the remaining provisions of this Article 47A and Article 30A, any action by the board of directors of any member of the Company Group shall require no less than five (5) affirmative votes of the Board members, notwithstanding the number of members of the Board present at any meeting at which a vote is held.

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(b) In addition to members approval for actions required by Law in the case of the Company, the following actions by any member of the Company Group shall require no less than five (5) affirmative votes of the Board members, including the affirmative votes of the GS Director and the GICSI Director, notwithstanding the number of members of the Board present at any meeting at which a vote is held:

(i) any new issuance or series of issuances (over a twelve (12) month period) of any equity securities or options or warrants to purchase equity securities of (1) the Company where such issued equity securities or options or warrants (a) are issued at a valuation of the Company of less than an amount equal to US$555 million compounded annually at twelve percent (12%) from the Series F-1 First Closing Date, (b) in aggregate represent, or are convertible or exercisable into Shares representing, greater than five percent (5%) of the issued and outstanding share capital of the Company (on an as-converted basis) as calculated immediately prior to such issuance or series of issuances, or (c) have rights, preferences, privileges, powers, limitations or restrictions superior to or on a parity with the Series F Preferred Shares, or (2) any other member of the Company Group, but excluding (i) any issuance of Series F-1 Preferred Shares under the Series F-1 Preferred Share Subscription Agreement, (ii) any issuance of Class A Common Shares upon conversion of the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, Series E Preferred Shares, Series F Preferred Shares or Class B Common Shares, (iii) any issuance of Class A Common Shares under any employee stock ownership plan of the Company, or (iv) issuance of Class A Common Shares upon exercise of any existing and properly authorized and reserved options or warrants, or (v) the redesignation of Class A Common Shares, Series D-1 Preferred Shares and Series D-2 Preferred Shares into Series F-2 Preferred Shares under the Share Purchase Agreements, as the case may be;

(ii) any transaction or series of transactions between any member of the Company Group and any Shareholder, director, officer or employee of any member of the Company Group, or any Immediate Family Member or Affiliate of any of the foregoing (except inter-company transactions among the members of the Company Group and any loans, guarantees or indemnities by any member of the Company Group to any director, officer or employee, or to any relative of any of the foregoing of any member of the Company Group);

(iii) any change in the name of any member of the Company Group (other than the Bayley & Jackson Entities) resulting in a name without “iKang” in its English name or in its Chinese name, or of any Bayley & Jackson Entity resulting in a name without “Bayley & Jackson” in its English name or in its Chinese name, any material change in the primary business of any member of the Company Group, or the termination of any material existing business of any member of the Company Group;

(iv) change materially the accounting methods or policies of any member of the Company Group or the Company Group as a whole or the appointment or revocation of appointment of the Auditor;

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(v) license or transfer any material patents, copyrights, trademarks or other intellectual property of any member of the Company Group other than in the ordinary course of its business;

(vi) establishment of any direct or indirect subsidiary of any member of the Company Group other than as set out in the annual budget and business plan approved in accordance with Article 47A(c)(ii);

(vii) purchase by any member of the Company Group of any real estate (other than office space or warehouse space) or any vehicle with a value that would exceed US$80,000;

(viii) provision by any member of the Company Group of direct or indirect guarantee for any indebtedness of a Person that is not a member of the Company Group;

(ix) commencement or settlement of any litigation, arbitration or other proceedings involving any member of the Company Group in excess of US$1,000,000;

(x) any loans, guarantees or indemnities that, when aggregated with other outstanding loans, guarantees or indemnities and determined on an annual basis, exceed RMB3,000,000, and on a total outstanding basis, exceed RMB5,000,000, by any member of the Company Group to any of its directors, officers or employees, or to any relative of any of the foregoing; and

(xi) redeem or repurchase any equity security of the Company or any other member of the Company Group (other than the redemption or repurchase of any (i) Series F Preferred Shares, (ii) Series E Preferred Shares in accordance with these Articles upon the delivery by the Majority Preferred E Holders of a Post F Redemption Notice, or (iii) equity securities of the Company from employees upon termination of their employment).

(c) In addition to members approval for actions required by Law in the case of the Company, the following actions by any member of the Company Group shall require no less than five (5) affirmative votes of the Board members, including the affirmative vote of any of the Preferred E Director, the GS Director or the GICSI Director, notwithstanding the number of members of the Board present at any meeting at which a vote is held:

(i) the purchase by any member of the Company Group of any securities of any other company (not being a member of the Company Group), the purchase or other acquisition of another enterprise or all (or substantially all) of the business and/or assets of another enterprise, or entry into a joint venture by the Company or any other member of the Company Group, where the purchase price or consideration paid by such member of the Company Group exceeds US$5,000,000, but excluding any purchase or acquisition by any member of the Company Group of any shell company (with a purchase price below RMB3,000,000) for the purpose of acquiring governmental licences or permits;

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(ii) approval of the annual budget and business plan (which shall include, without limitation, the establishment of any Subsidiaries of any member(s) of the Company Group, and the establishment, liquidation, dissolution, winding up, recapitalization, reorganization, or other event involving a change of control of any member of the Company Group (other than in relation to a Series F Sale Proposal or Sale Proposal)) of the Company Group, and any material changes to any then current business plan or annual budget (including without limitation any expenditure which would cause the aggregate expenditure of the Company Group to exceed the approved total expenditure in such business plan or annual budget approved in accordance with this Article 47A(c)(ii) by five percent (5%)); and

(iii) any material investment, capital expenditure or other capital commitment that is not included in the then effective budget of the Company Group approved by the Board under Article 47A(c)(ii) and with a purchase price in excess of ten percent (10%) of the total amount budgeted for capital expenditures in such then effective budget.

(d) The hiring or dismissal of the Chief Operating Officer or Chief Financial Officer of the Company Group, or any senior vice president of the Company Group with significant influence over, or who participates in, major policymaking decisions of the Company Group, and any increase in the remuneration package by more than fifteen percent (15%) over a twelve (12) month period of such officers of the Company (including without limitation the CEO) or any member of the Company Group whose remuneration exceeds US$300,000 per year, shall require no less than five (5) affirmative votes of the Board members, including the affirmative votes of (i) the Class B Directors, and (ii) any of the Preferred E Director, the GS Director, or the GICSI Director, notwithstanding the number of members of the Board present at any meeting at which a vote is held.

(e) The hiring or dismissal of the Chief Executive Officer (“CEO”) of the Company Group shall require no less than six (6) affirmative votes of the Board members, including the affirmative votes of any of the Preferred E Director, the GS Director, or the GICSI Director, notwithstanding the number of members of the Board present at any meeting at which a vote is held.

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(f) In addition to members approval for actions required by Law in the case of the Company, the following actions by any member of the Company Group shall require no less than five (5) affirmative votes of the Board members, including the affirmative votes of the Preferred E Director, the GS Director and the GICSI Director, notwithstanding the number of members of the Board present at any meeting at which a vote is held:

(i) other than in the ordinary course of business, any transaction that results in a pledge, creation of a security interest, lien or other encumbrances over any material assets of any member of the Company Group;

(ii) other than a Series F Sale Proposal, the liquidation, dissolution, winding up, recapitalization, reorganization, or any other event involving a change of control of, the Company [or any Company Group Holdco], or, other than in accordance with the annual budget and business plan of the Company Group approved in accordance with Article 47A(c)(ii), the liquidation, dissolution, winding up, recapitalization, reorganization, or any other event involving a change of control of, any member of the Company Group [(other than a Company Group Holdco)]; and

(iii) incurrence of indebtedness or loans by any member of the Company Group in excess RMB10,000,000 (except inter-company transactions among the members of the Company Group).

(g) Any increase of the authorized number of directors of the Company will require the unanimous approval of all of the members of the Board.

47B.	Finance and Audit Committee

(a) The Company shall establish a Finance and Audit Committee, which shall consist of four (4) representatives, including the CEO, a representative appointed by the Majority Preferred D-1 Holders, a representative appointed by the Majority Preferred E Holders and a representative appointed by the Majority Preferred F Holders. The following actions would require the majority vote of the Finance and Audit Committee:

(i) propose to the Board annual business plans and budgets for each fiscal year, which business plans and budgets shall be subject to the approval of the Board;

(ii) the entry into any contract for the purchase or lease of any material asset valued in excess of RMB20,000,000, or the sale of any material asset valued in excess of RMB10,000,000, if not in the ordinary course of business and not included in the Company’s then effective budget;

(iii) review the financial statements of the Company Group before publication and, as necessary, take advice to be assured that the principles and policies being considered by the Board comply with statutory requirements and with the best practices in accounting standards;

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(iv) consult with the external auditors (and, if any, internal auditors) regarding the extent of their work and review with them all major points arising from the auditors’ management letters and the response thereto;

(v) seek to satisfy itself that the internal control and compliance environment within the Company Group is adequate and effective;

(vi) recommend to the Board the appointment and level of remuneration of the external auditors; and

(vii) other customary items of similar nature.

(b) The chairman of the Finance and Audit Committee shall decide the frequency and timing of the meetings of the Finance and Audit Committee, provided that each member of the Finance and Audit Committee shall be given not less than fifteen (15) days’ notice of a proposed meeting.

(c) The Finance and Audit Committee shall meet as often as its role and responsibilities reasonably require and at least once per fiscal quarter.

(d) The Finance and Audit Committee may invite any officer, director, employee of, or adviser to, the Company Group to attend a meeting of the Finance and Audit Committee (or any part of it) as it may determine.

(e) The Finance and Audit Committee may obtain independent legal or other professional advice on any matter within its remit. The Company will make such reasonable funds available to enable the Finance and Audit Committee to take such legal or other advice which the Finance and Audit Committee reasonably believes is necessary to obtain.

(f) The Company shall procure that the Finance and Audit Committee is kept properly informed and receives all relevant information in a timely manner, to enable full and proper consideration of all matters within its remit. The Company will procure that all employees of and advisers to the Company Group will cooperate with the Finance and Audit Committee and provide it with any information it requires.

(g) The Board shall not pass any resolution within the remit of the Finance and Audit Committee without such resolution having been approved and recommended to the Board by the Finance and Audit Committee.

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47C.	Compensation Committee

(a) The Company shall establish a Compensation Committee, which shall consist of four (4) members, including the CEO, the GS Director, the GICSI Director, and a representative appointed by the Majority Preferred D-1 Holders. The Compensation Committee shall:

(i) propose the terms of compensation of all directors and senior officers of the members of the Company Group for approval and adoption by the Board and (if necessary) the Shareholders;

(ii) propose the terms of any employee incentive plan to be adopted by the Company and all grants of awards thereunder to the Board for approval and adoption by the Board and (if necessary) the Shareholders;

(iii) have the power and authority to administer any properly approved employee incentive plan and to grant awards thereunder in accordance with such approval by the Board and (if necessary) the Shareholders; and

(iv) have such other powers and authorities as the Board may delegate to it.

(b) The Compensation Committee shall operate in the same manner as the Finance and Audit Committee.

(c) The Company shall procure that the Compensation Committee is kept properly informed and receives all relevant information in a timely manner, to enable full and proper consideration of all matters within its remit. The Company will procure that all employees of and advisers to the Company Group will cooperate with the Compensation Committee and provide it with any information it requires.

(d) The Board shall not pass any resolution within the remit of the Compensation Committee without such resolution having been approved and recommended to the Board by the Compensation Committee.

48.	Register of Directors and Officers

48.1	The Board shall cause to be kept in one or more books at the Registered Office of the Company a Register of Directors and Officers in accordance with the Law and shall enter therein the following particulars with respect to each Director and Officer:

(a)	first name and surname; and

(b)	address.

48.2	The Board shall, within the period of thirty days from the occurrence of:-

(a)	any change among its Directors and Officers; or

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(b)	any change in the particulars contained in the Register of Directors and Officers,

cause to be entered on the Register of Directors and Officers the particulars of such change and the date on which such change occurred, and shall notify the Registrar of Companies of any such change that takes place.

49.	Officers

The Officers shall consist of a Secretary and such additional Officers as the Board may determine all of whom shall be deemed to be Officers for the purposes of these Articles.

50.	Appointment of Officers

The Secretary (and additional Officers, if any) shall be appointed by the Board from time to time.

51.	Duties of Officers

The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

52.	Remuneration of Officers

The Officers shall receive such remuneration as the Board may determine.

53.	Conflicts of Interest

53.1	Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company on such terms, including with respect to remuneration, as may be agreed between the parties. Nothing herein contained shall authorise a Director or Director’s firm, partner or company to act as Auditor to the Company.

53.2	A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of such interest as required by law.

53.3	Following a declaration being made pursuant to this Article, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum for such meeting.

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54.	Indemnification and Exculpation of Directors and Officers

54.1	The Directors, Officers and Auditors of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and every former director, officer, auditor or trustee and their respective heirs, executors, administrators, and personal representatives (each of which persons being referred to in this Article as an “indemnified party”) shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and no indemnified party shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of the said persons. Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director or Officer.

54.2	The Company may purchase and maintain insurance for the benefit of any Director or Officer of the Company against any liability incurred by him in his capacity as a Director or Officer of the Company or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any subsidiary thereof.

MEETINGS OF THE BOARD OF DIRECTORS

55.	Board Meetings

The meetings of the Board of Directors and any committee thereof shall be held at such place or places as the directors shall decide.

56.	Notice of Board Meetings

56.1	Subject to Article 58.1, a director shall be given not less than seven (7) Business Days’ notice of a meeting of the directors.

56.2	Notwithstanding Article 56.1 above, a meeting of directors held in contravention of that Article shall be valid if a majority of the directors entitled to vote at the meeting have waived the notice of the meeting; and, for this purpose, the presence of a director at the meeting shall be deemed to constitute waiver on his part.

56.3	The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

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57.	Participation in Meetings by Telephone

Any one or more members of the Board of Directors or any committee thereof may participate in a meeting of such Board or committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

58.	Quorum at Board Meetings

58.1	A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person, telephonically or by alternate not less than seven (7) members (including either the GS Director or the GICSI Director). Notwithstanding the foregoing, if such quorum cannot be obtained for a Board meeting after notice has been sent by the Company in accordance with Article 56, then upon delivery of a second notice given not less than three (3) Business Days prior to the date of such meeting, the attendance of any five (5) directors shall constitute a quorum.

58.2	If within half an hour from the time appointed for the meeting a quorum is not present the meeting shall be dissolved.

59.	Board to Continue in the Event of Vacancy

The Board may act notwithstanding any vacancy in its number.

60.	Chairman to Preside and Voting Arrangements

60.1	The directors may elect a Chairman of their meetings and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present at the time appointed for holding the same, the directors present may choose one of their number to be Chairman of the meeting.

60.2	The directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they think fit. Subject to Article 47A, questions arising at any meeting shall be decided by a majority of votes; in case of any equality of votes the Chairman of the Board shall have a second or casting vote, provided, for the avoidance of doubt, that the second or casting vote of the Chairman of the Board shall not affect the approval requirements for the matters set out in Articles 47A(b) to (f), respectively requiring (in addition to requiring no less than five (5) or six (6) (as applicable) affirmative votes of the Board members) for matters listed under (i) Article 47A(b), the affirmative votes of the GS Director and GICSI Director, and (ii) Articles 47A(c) and 47A(d), the affirmative votes of any of the Preferred E Director, the GS Director, or the GICSI Director. A director may at any time summon a meeting of the directors. If the Company shall have only one director the provisions hereinafter contained for meetings of the directors shall not apply but such sole director shall have full power to represent and act for the Company in all matters and in lieu of minutes of a meeting shall record in writing and sign a note or memorandum of all matters requiring a resolution of the directors. Such note or memorandum shall constitute sufficient evidence of such resolution for all purposes.

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61.	Written Resolutions

61.1	A resolution approved by all of the directors for the time being entitled to receive notice of a meeting of the directors or of a committee of the directors and taking the form of one or more documents in writing or by telex, telegram, cable or other written electronic communication shall be as valid and effectual as if it had been passed at a meeting of the directors or of such committee duly convened and held, without the need for any notice.

61.2	A resolution in writing made in accordance with this Article shall constitute minutes for the purposes of the Law.

62.	Validity of Prior Acts of the Board

No regulation or alteration to these Articles made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

CORPORATE RECORDS

63.	Minutes

The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

(c)	of all resolutions and proceedings of general meetings of the Members, meetings of the Board, meetings of managers and meetings of committees appointed by the Board.

64.	Register of Mortgages and Charges

64.1	The Directors shall cause to be kept the Register of Mortgages and Charges required by the Law.

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64.2	The Register of Mortgages and Charges shall be open to inspection in accordance with the Law, at the Registered Office of the Company on every business day in the Cayman Islands, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each such business day be allowed for inspection.

65.	Form and Use of Seal

65.1	The Company may adopt a seal, which shall bear the name of the Company in legible characters, and which may, at the discretion of the Board, be followed with or preceded by its dual foreign name or translated name (if any), in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Cayman; and, if the Directors think fit, a duplicate Seal may bear on its face of the name of the country, territory, district or place where it is to be issued.

65.2	The Seal (if any) shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf; and, until otherwise determined by the Directors, the Seal shall be affixed in the presence of a Director or the Secretary or an assistant secretary or some other person authorised for this purpose by the Directors or the committee of Directors.

65.3	Notwithstanding the foregoing, the Seal (if any) may without further authority be affixed by way of authentication to any document required to be filed with the Registrar of Companies in the Cayman Islands, and may be so affixed by any Director, Secretary or assistant secretary of the Company or any other person or institution having authority to file the document as aforesaid.

ACCOUNTS

66.	Books of Account

66.1	The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:-

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)	all sales and purchases of goods by the Company; and

(c)	all assets and liabilities of the Company.

66.2	Such records of account shall be kept and proper books of account shall not be deemed to be kept with respect to the matters aforesaid if there are not kept, at such place as the Board thinks fit, such books as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

66.3	No Member (not being a Director) shall have any right of inspecting any account or book or document of the Company.

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67.	Financial Year End

The financial year end of the Company shall be 31st March in each year but, subject to any direction of the Company in general meeting, the Board may from time to time prescribe some other period to be the financial year, provided that the Board may not without the sanction of an ordinary resolution prescribe or allow any financial year longer than eighteen months.

AUDITS

68.	Audit

Nothing in these Articles shall be construed as making it obligatory to appoint Auditors.

69.	Appointment of Auditors

69.1	The Company may in general meeting appoint Auditors to hold office for such period as the Members may determine.

69.2	Whenever there are no Auditors appointed as aforesaid the Directors may appoint Auditors to hold office for such period as the Directors may determine or earlier removal from office by the Company in general meeting.

69.3	The Auditor may be a Member but no Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor of the Company.

70.	Remuneration of Auditors

Unless fixed by the Company in general meeting the remuneration of the Auditor shall be as determined by the Directors.

71.	Duties of Auditor

The Auditor shall make a report to the Members on the accounts examined by him and on every set of financial statements laid before the Company in general meeting, or circulated to Members, pursuant to this Article during the Auditor’s tenure of office.

72.	Access to Records

72.1	The Auditor shall at all reasonable times have access to the Company’s books, accounts and vouchers and shall be entitled to require from the Company’s Directors and Officers such information and explanations as the Auditor thinks necessary for the performance of the Auditor’s duties and, if the Auditor fails to obtain all the information and explanations which, to the best of his knowledge and belief, are necessary for the purposes of their audit, he shall state that fact in his report to the Members.

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72.2	The Auditor shall be entitled to attend any general meeting at which any financial statements which have been examined or reported on by him are to be laid before the Company and to make any statement or explanation he may desire with respect to the financial statements.

VOLUNTARY WINDING-UP AND DISSOLUTION

73.	Winding-Up

73.1	Subject to these Articles and in particular Article 4.1.II.C, the Company may be voluntarily wound-up by a special resolution of the Members.

73.2	Subject to these Articles and in particular Article 4.1.II.C, if the Company shall be wound up the liquidator may, with the sanction of a special resolution, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

CHANGES TO CONSTITUTION

74.	Changes to Articles

Subject to the Law and to any additional provisions contained in the Memorandum or these Articles, the Company may, by special resolution, alter or add to its Articles.

75.	Changes to the Memorandum of Association

Subject to the Law and any additional provisions contained in the Memorandum or these Articles, the Company may from time to time by Special Resolution alter its Memorandum of Association with respect to any objects, powers or other matters specified therein.

76.	Discontinuance

Subject to any additional provisions contained in the Memorandum or these Articles, the Board may exercise all the powers of the Company to transfer by way of continuation the Company to a named country or jurisdiction outside the Cayman Islands pursuant to the Law.